Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
HERCULES OFFSHORE, INC., et al.,[1]	)	Case No. 16-11385 (KJC)
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Debtors.	)	Jointly Administered
)

DEBTORS’ MODIFIED JOINT PREPACKAGED CHAPTER 11 PLAN

(INCORPORATING MEDIATION SETTLEMENT)

AKIN GUMP STRAUSS HAUER & FELD LLP

Michael S. Stamer (admitted pro hac vice)

Philip C. Dublin (admitted pro hac vice)

David H. Botter (admitted pro hac vice)

One Bryant Park

New York, New York 10036-6745

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Kevin M. Eide (admitted pro hac vice)

1333 New Hampshire Avenue NW

Washington, DC 20036

Telephone: (202) 887-4000

Facsimile: (202) 887-4288

Co-counsel to the Debtors and Debtors in Possession

Dated: October 18, 2016

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Robert J. Dehney

Eric D. Schwartz

Matthew B. Harvey

1201 N. Market Street, 16th Floor

Wilmington, Delaware 19801

Telephone: (302) 658-9200

Facsimile: (302) 658-3989

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Cliffs Drilling Company (8934); Cliffs Drilling Trinidad L.L.C. (5205); FDT LLC (7581); FDT Holdings LLC (4277); Hercules Drilling Company, LLC (2771); Hercules Offshore, Inc. (2838); Hercules Offshore Services LLC (1670); Hercules Offshore Liftboat Company LLC (5303); HERO Holdings, Inc. (5475); SD Drilling LLC (8190); THE Offshore Drilling Company (4465); THE Onshore Drilling Company (1072); TODCO Americas Inc. (0289); and TODCO International Inc. (6326). The Debtors’ corporate headquarters are located at, and the mailing address for each Debtor is, 9 Greenway Plaza, Suite 2200, Houston, TX 77046.

i

M.	Existing Benefits Agreements and Retiree Benefits.	41

N.	Severance and Incentive Plan; Employment Agreements.	41

O.	Indemnification of Directors, Officers, and Employees.	42

P.	Fees and Expenses of the Ad Hoc Group and the First Lien Agent.	42

ARTICLE V. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		42

A.	General Settlement of Claims and Interests.	42

B.	Subordination of Claims	44

C.	Release of Liens.	44

D.	Releases by the Debtors.	44

E.	Releases by Holders of Claims and Equity Interests.	45

F.	Exculpation.	46

G.	Injunction.	46

H.	Limitations on Exculpations and Releases.	47

I.	Preservation of Insurance.	47

ARTICLE VI. DISTRIBUTIONS UNDER THE PLAN		47

A.	Procedures for Treating Disputed Claims.	47

B.	Allowed Claims and Equity Interests.	48

C.	Allocation of Consideration.	50

D.	Estimation.	50

E.	Insured Claims.	50

ARTICLE VII. RETENTION OF JURISDICTION		51

ARTICLE VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		52

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	52

B.	Cure Claims.	53

C.	Rejection and Repudiation of Executory Contracts and Unexpired Leases.	54

D.	Rejection Damage Claims.	54

E.	Reservation of Rights.	55

F.	Assignment.	55

G.	Insurance Policies.	55

H.	Postpetition Contracts and Leases.	56

ARTICLE IX. EFFECTIVENESS OF THE PLAN		56

A.	Conditions Precedent to Effectiveness.	56

B.	Waiver of Conditions Precedent to Effectiveness.	57

C.	Effect of Failure of Conditions.	57

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D.	Vacatur of Confirmation Order.	57

E.	Modification of the Plan.	57

F.	Revocation, Withdrawal, or Non-Consummation.	58

ARTICLE X. MISCELLANEOUS PROVISIONS		58

A.	Immediate Binding Effect.	58

B.	Governing Law.	58

C.	Dissolution of the Committee	59

D.	Filing or Execution of Additional Documents.	59

E.	Term of Injunctions or Stays.	59

F.	Withholding and Reporting Requirements.	59

G.	Exemption From Transfer Taxes.	59

H.	Plan Supplement.	60

I.	Notices.	60

J.	Conflicts.	60

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INTRODUCTION

Hercules Offshore, Inc. and its affiliated Debtors jointly propose the following prepackaged chapter 11 plan under Bankruptcy Code section 1121(a). The Debtors seek to consummate the transactions contemplated hereby on the Effective Date of the Plan. Each of the Debtors is a proponent of the Plan within the meaning of Bankruptcy Code section 1129.

Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan.

THE PLAN SHOULD BE CONSIDERED ONLY IN CONJUNCTION WITH THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH. THE DISCLOSURE STATEMENT IS INTENDED TO PROVIDE YOU WITH INFORMATION YOU NEED TO MAKE AN INFORMED JUDGMENT WHETHER TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINITIONS AND CONSTRUCTION OF TERMS

A.	Definitions.

Unless otherwise defined herein, the following terms shall have the respective meanings set forth below:

1.    Acceptance Lender Wind Down Claim: means a non-interest bearing senior claim against the Wind Down Entity in the amount of $510 million, plus accrued and unpaid interest on the First Lien Claims as of the Effective Date, less the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases.

2.    Acceptance Wind Down Entity Interests: means, collectively, the Class A Wind Down Entity Interests and the Class B Wind Down Entity Interests.

3.    Accrued Professional Compensation: means, at any given time, and regardless of whether such amounts are billed or unbilled, all accrued, contingent, and/or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting, and other services, and reimbursement of expenses by any Professional that the Court has not, as of the Effective Date, denied by Final Order (i) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (ii) after applying the remaining balance of any retainer that has been provided by a Debtor to such Professional. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

4.    Accrued Professional Compensation Account: means an interest-bearing account, which shall be funded by the Debtors on the Effective Date with Cash in an amount equal to all Accrued Professional Compensation as of the Effective Date and which shall be held and maintained by the Wind Down Entity in trust for the Professionals.

5.    Ad Hoc Group: means, collectively, certain funds managed by: Luminus Energy Partners Master Fund, Ltd; Bowery Investment Management, LLC; Simplon International Ltd; Soros Fund Management LLC; T. Rowe Price Associates, Inc.; Third Avenue Management LLC; and Western Asset Management Company.

6.    Ad Hoc Group Member: means each of the funds that are part of the Ad Hoc Group.

7.    Administrative Claim: means a Claim for any cost or expense of administration during the Chapter 11 Cases pursuant to Bankruptcy Code sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2) or 1114(e)(2), including, but not limited to, (i) any actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of (a) preserving the Estates, and (b) operating and/or winding down the Debtors’ businesses, (ii) any indebtedness or obligations assumed by the Debtors in connection with the conduct and/or the wind down of their businesses, (iii) all Fee Claims, (iv) any fees or charges assessed against the Estates under section 1930 of title 28 of the United States Code, and (v) any Claim for goods delivered to the Debtors within twenty (20) days of the Petition Date and entitled to administrative priority pursuant to Bankruptcy Code section 503(b)(9).

8.    Allowed: means, (i) with respect to any Claim, (a) following the Claims Objection Deadline, any Claim (other than a General Unsecured Claim in Class 4 that a Debtor or the Wind Down Entity disputes, and which dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced) as to which no objection or request for estimation has been filed prior to the Claims Objection Deadline, (b) a Claim that has been expressly allowed by Final Order, (c) a Claim as to which the Debtors with the consent of the Requisite Consenting Lenders (which consent shall not be unreasonably withheld) or the Wind Down Entity agree to the amount and/or priority thereof in writing, (d) a Claim that is expressly allowed pursuant to the terms of the Plan, or (e) a Claim that is listed in the Schedules (to the extent the Debtors file Schedules in the Chapter 11 Cases) as liquidated, non-contingent, and undisputed and as to which no objection has been filed and (ii) with respect to any Equity Interest, such Equity Interest which is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Record Date and is not subject to any objection or challenge. If a Claim or Equity Interest is Allowed only in part, any provisions in the Plan with respect to Allowed Claims or Allowed Equity Interests are applicable solely to the Allowed portion of such Claim or Equity Interest. For the avoidance of doubt, (a) there is no requirement to file a proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan (provided that holders of (i) Fee Claims shall be required to file applications for allowance and payment of their Fee Claims in accordance with Article II.B hereof, (ii) holders of Specified Claims shall be required to file proofs of Claim prior to the Limited Bar Date in accordance with the Limited Bar Date Order and (iii) holders of Rejection Damage Claims shall be required to file proofs of Claim in accordance with Article VIII.D hereof) and (b) Unimpaired Claims for which there is no requirement to file a proof of Claim shall be Allowed to the same extent such Claims would be Allowed under applicable nonbankruptcy law.

9.    Allowed Claims Reserve: means an interest-bearing account, held and maintained by the Wind Down Entity solely for the purpose of paying Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Priority Tax Claims, Allowed Other Secured Claims and Allowed General Unsecured Claims not otherwise paid on the Effective Date.

10.    Amended and Restated Forbearance Agreement: means that certain Amended and Restated Forbearance Agreement, dated May 26, 2016, by and between the HERO Entities, the Administrative Agent, and certain of the First Lien Lenders.

11.    Applicable Premium: has the meaning attributed to it in the First Lien Credit Agreement.

12.    Ballots: means each of the ballots distributed prior to the commencement of the Chapter 11 Cases with the Disclosure Statement and the other solicitation materials to holders of First Lien Claims and HERO Common Stock.

13.    Bankruptcy Code: means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect with respect to the Chapter 11 Cases.

14.    Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Court, as the context may require, as in effect with respect to the Chapter 11 Cases.

15.    Business Day: means any day on which commercial banks are open for business, and not authorized to close, in New York, New York, except any day designated as a legal holiday by Bankruptcy Rule 9006(a).

16.    Cash: means legal tender of the United States of America.

17.    Cash Collateral Order: means the interim and final orders authorizing the Debtors to use cash collateral, and granting adequate protection to the First Lien Lenders or otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Lenders and the First Lien Agent, as such may be amended or modified from time to time in accordance with the terms thereof or by stipulation among the Debtors, the Requisite Consenting Lenders and the First Lien Agent and approval thereof by the Bankruptcy Court.

18.    Causes of Action: means any and all claims, causes of actions, cross-claims, counterclaims, third-party claims, indemnity claims, reimbursement claims, contribution claims, defenses, demands, rights, actions, debts, damages, judgments, remedies, Liens, indemnities, guarantees, suits, obligations, liabilities, accounts, offsets, recoupments, powers, privileges, licenses, and franchises of any kind or character whatsoever, known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, whether arising before, on, or after the Petition Date, including through the Effective Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, the term “Causes of Action” shall include: (i) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law or in equity; (ii) the right to object to Claims; (iii) all claims pursuant to Bankruptcy Code sections 362, 510, 542, 543, 544 through 550, 552 or 553; (iv) all claims and defenses, including fraud, mistake, duress, and usury and any other defenses set forth in Bankruptcy Code section 558; and (v) any state law fraudulent transfer claims.

19.    Chapter 11 Cases: means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code.

20.    Claim: means a “claim” against any Debtor, as such term is defined in Bankruptcy Code section 101(5).

21.    Claims and Noticing Agent: means Prime Clerk LLC, employed by the Debtors as the official claims, noticing and balloting agent in the Chapter 11 Cases pursuant to an order of the Court.

22.    Claims Objection Deadline: means the first Business Day that is the later of (i) one-hundred fifty (150) days after the Effective Date or (ii) such other later date the Court may establish upon a motion by the Debtors or the Wind Down Entity.

23.    Class: means a category of Claims or Equity Interests classified under Article III of the Plan pursuant to Bankruptcy Code section 1122.

24.    Class A Wind Down Entity Interests: means interests in the Wind Down Entity distributed to holders of Allowed First Lien Claims under the Plan in the event the Plan is accepted by Class 7 HERO Common Stock, which shall represent 85% of the Acceptance Wind Down Entity Interests.

25.    Class B Wind Down Entity Interests: means interests in the Wind Down Entity distributed to holders of HERO Common Stock under the Plan in the event the Plan is accepted by Class 7 HERO Common Stock, which shall represent 15% of the Acceptance Wind Down Entity Interests.

26.    Confirmation: means the entry, within the meaning of Bankruptcy Rules 5003 and 9021, of the Confirmation Order on the docket of the Chapter 11 Cases by the Court.

27.    Confirmation Date: means the date upon which Confirmation occurs.

28.    Confirmation Hearing: means the hearing held by the Court pursuant to Bankruptcy Rule 3020(b)(2) and Bankruptcy Code section 1128, including any adjournments thereof, at which the Court will consider confirmation of the Plan, the adequacy of information in the Disclosure Statement and other related matters.

29.    Confirmation Order: means the order entered by the Court confirming the Plan pursuant to Bankruptcy Code section 1129, which order shall be substantially consistent in all respects with the terms and conditions of the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

30.    Consenting First Lien Lenders: means, collectively and subject to the terms of the Restructuring Support Agreement including, without limitation section 16 thereof, the holders of First Lien Claims that are party to the Restructuring Support Agreement.

31.    Consenting First Lien Lender: means each Consenting First Lien Lender.

32.    Consummation: means the occurrence of the Effective Date.

33.    Court: means (i) the United States Bankruptcy Court for the District of Delaware, (ii) if there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of Delaware, and (iii) any other court having jurisdiction over the Chapter 11 Cases or proceedings arising therein.

34.    Cure Claim: means a Claim in an amount equal to all unpaid monetary obligations under an Executory Contract or Unexpired Lease assumed by the Debtors pursuant to Bankruptcy Code section 365, to the extent such obligations are enforceable under the Bankruptcy Code and applicable nonbankruptcy law. Any Cure Claim to which the holder thereof disagrees with the priority and/or amount thereof as determined by the Debtors (with the reasonable consent of the Requisite Consenting Lenders) shall be deemed a Disputed Claim under the Plan.

35.    Debtors: means, collectively, each of the Debtor Subsidiaries and HERO.

36.    Debtor Subsidiaries: means, collectively, each of the following: Cliffs Drilling Company; Cliffs Drilling Trinidad LLC; FDT LLC; FDT Holdings LLC; Hercules Drilling Company, LLC; Hercules Offshore Services LLC; Hercules Offshore Liftboat Company LLC; HERO Holdings, Inc.; SD Drilling LLC; THE Offshore Drilling Company; THE Onshore Drilling Company; TODCO Americas Inc.; and TODCO International Inc.

37.    Definitive Documents: means, pursuant to the Restructuring Support Agreement: (i) the Disclosure Statement, the motion seeking approval of the Disclosure Statement, the Plan, the Confirmation Order, the motion seeking entry of the Confirmation Order, the plan supplement and its exhibits, the Solicitation Procedures, the motion seeking the entry of the Cash Collateral Order, and each of the organizational, governance and exit credit documents contemplated by the Plan Term Sheet; (ii) such other related plan documents and ancillary agreements required to implement the Restructuring, the Plan and Disclosure Statement, each of which are more specifically described in the Plan Term Sheet and which contain terms and conditions substantially consistent in all respects with the Plan Term Sheet and, if not specified in the Term Sheet, otherwise in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Debtors.

38.    Disclosure Statement: means the Disclosure Statement for Debtors’ Joint Prepackaged Chapter 11 Plan, dated May 31, 2016, which was included with the solicitation materials distributed prior to the commencement of the Chapter 11 Cases to holders of First Lien Claims and HERO Common Stock.

39.    Disputed: means, with respect to any Claim or Equity Interest, other than a Claim or Equity Interest that has been Allowed pursuant to the Plan or a Final Order, a Claim or Equity Interest (i) that is listed in the Schedules (to the extent the Debtors file Schedules in the Chapter 11 Cases) as unliquidated, contingent, or disputed, and as to which no request for payment or proof of Claim or Equity Interest has been filed, (ii) as to which a proper request for payment or proof of Claim or Equity Interest has been filed, but with respect to which an objection or request for estimation has been filed and has not been withdrawn or determined by a Final Order, (iii) that is disputed in accordance with the provisions of the Plan, or (iv) that is otherwise subject to a dispute that is being adjudicated, determined, or resolved in accordance with applicable law, pursuant to Article VI.A.3 of the Plan.

40.    Disputed Claims Reserve: means one or more interest-bearing accounts, held and maintained by the Wind Down Entity, containing Cash in an amount or amounts reasonably acceptable to the Debtors and the Requisite Consenting Lenders and approved by the Court, solely for the purpose of paying Priority Tax Claims, Non-Priority Tax Claims, Other Secured Claims and General Unsecured Claims that are Disputed or not yet Allowed as of the Effective Date and not paid prior to the Effective Date or as part of the distributions provided for under the Plan, but that are or become Allowed after the Effective Date, and the administration thereof.

41.    Effective Date: means the date which is the first Business Day selected by the Debtors, upon consultation with the Requisite Consenting Lenders, on which (a) all of the conditions to the occurrence of the Effective Date specified in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan and (b) no stay of the Confirmation Order is in effect.

42.    Entity: means an “entity” as such term is defined in Bankruptcy Code section 101(15).

43.    Equity Committee: means the official committee of equity security holders appointed by the U.S. Trustee pursuant to Bankruptcy Code section 1102(a), as it may be reconstituted from time to time.

44.    Equity Interest: means any “equity security” (as such term is defined in Bankruptcy Code section 101(16)) in any of the Debtors, including any issued and outstanding or authorized but unissued share of common stock, preferred stock, or other instrument evidencing an ownership interest in one of the Debtors, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest in any of the Debtors (including any stock-based performance award, incentive stock option, restricted stock, restricted stock unit, stock appreciation right, dividend equivalent, or other stock based award) that existed immediately prior to the Effective Date, and any Claim against any of the Debtors subordinated pursuant to Bankruptcy Code section 510(b).

45.    Escrow Agent: means Wilmington Trust, National Association, and its successors and assigns under the Escrow Agreement.

46.    Escrow Release Payment: means payments made pursuant to the Amended and Restated Forbearance Agreement by the Escrow Agent to the First Lien Agent to prepay amounts due under the First Lien Credit Agreement pursuant to Section III(d) of the Escrow Agreement and Section 2.10(a)(i) of the First Lien Credit Agreement.

47.    Escrow Agreement: means that certain escrow agreement substantially in the form attached as Exhibit G to the First Lien Credit Agreement, among Hercules Offshore, Inc., the First Lien Agent for the benefit of the First Lien Lenders and the Escrow Agent.

48.    Estate: means the estate of any Debtor created in the applicable Debtor’s Chapter 11 Case pursuant to Bankruptcy Code section 541.

49.    Exchange Act: means the Securities Exchange Act of 1934, as amended.

50.    Exculpated Parties: means (i) each Debtor and (ii) the current and former officers, directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives of the Debtors.

51.    Executives: means John Rynd, chief executive officer of HERO, Troy Carson, as chief financial officer of HERO, Beau Thompson, as general counsel of HERO, Son Vann, as treasurer and vice president of corporate development of HERO, Charles Lestage, as deputy general counsel and chief administrative officer of HERO, and John Wasmuth, as vice president of tax of HERO.

52.    Executory Contract: means a contract to which one or more Debtors is a party that is subject to assumption or rejection under Bankruptcy Code section 365, including, but not limited to, each Existing Benefits Agreement.

53.    Existing Benefits Agreement: means each and collectively all employment, retirement, severance, indemnification, and similar or related agreements, arrangements, plans and policies with the members of the Debtors’ management team or directors as of the Petition Date, other than the Debtors’ 401(k) plan.

54.    Fee Claim: means a Claim for Accrued Professional Compensation.

55.    Final Order: means an order or judgment of the Court or any other court or adjudicative body of competent jurisdiction that has not been modified, amended, reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, Bankruptcy Rule 9024 or Bankruptcy Code Section 502(j), or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

56.    First Lien Agent: means Jefferies Finance LLC, as administrative agent and collateral agent under the First Lien Credit Agreement, and its successors and assigns.

57.    First Lien Claim Objection: means the Objection to First Lien Claims [D.I. 252, 255] filed by the Equity Committee in the Chapter 11 Cases.

58.    First Lien Claim Reduction Amount: means $32,500,000.

59.    First Lien Claims: means any and all Claims of the First Lien Agent and the First Lien Lenders against any of the Debtors arising under or relating to the First Lien Credit Agreement, including, but not limited to, the First Lien Guaranty Claims and the Applicable Premium.

60.    First Lien Credit Agreement: means that certain Credit Agreement, dated as of November 6, 2015, among HERO, as borrower, the First Lien Guarantors, as guarantors, the First Lien Agent, and the First Lien Lenders (as amended, supplemented, or modified from time to time) and any and all other loan documents evidencing obligations of HERO and the First Lien Guarantors arising thereunder, including any and all guaranty, security and collateral documents.

61.    First Lien Guarantor: means any Debtor Subsidiary or Non-Debtor Subsidiary that has guaranteed the obligations of HERO under the First Lien Credit Agreement.

62.    First Lien Guaranty Claims: means any and all Claims of the First Lien Lenders against any First Lien Guarantor that is a Debtor Subsidiary arising under or relating to the First Lien Credit Agreement.

63.    First Lien Lenders: means the financial institutions or other Persons that are lenders under the First Lien Credit Agreement.

64.    Forbearance Amendment: means each and collectively, that certain (i) Forbearance Agreement and First Amendment to Credit Agreement, (ii) Amendment No. 1 to Forbearance Agreement and First Amendment to Credit Agreement, and (iii) Amended and Restated Forbearance Agreement entered into between the Debtors, the First Lien Agent and certain First Lien Lenders prior to the Petition Date.

65.    General Unsecured Claim: means any Claim that is not Secured or entitled to priority under the Bankruptcy Code or an order of the Court, including any Rejection Damage Claim, other than (i) an Intercompany Claim or (ii) any Claim against any of the Debtors subordinated pursuant to Bankruptcy Code section 510(b).

66.    Governmental Unit: has the meaning set forth in Bankruptcy Code section 101(27).

67.    HERO: means Hercules Offshore, Inc.

68.    HERO Common Stock: means the approximately 20 million of outstanding common shares that are publicly traded on the NASDAQ under the HERO ticker.

69.    HERO Entities: means, collectively, HERO and the First Lien Guarantors.

70.    HERO Equity Interest: means any Equity Interest in HERO.

71.    Impaired: means, when used with respect to Claims or Equity Interests, Claims or Equity Interests that are “impaired” within the meaning of Bankruptcy Code section 1124.

72.    Initial Wind Down Funding Amount: means, after all payments required to be made on the Effective Date to (i) the holders of Allowed Claims, (ii) fund the Reserves and (iii) if applicable, pay the Shareholder Effective Date Cash Distribution, 100% of the Debtors’ remaining cash on hand as of the Effective Date after taking into account all payments required to be made on the Effective Date; provided that the Initial Wind Down Funding Amount shall not exceed $85 million, and any Cash on hand of the HERO Entities in excess of such amount shall be applied first to fund the Rejection Shareholder Cash Distribution on the Effective Date and then to pay down the First Lien Claims (and the original principal amount of the Lender Wind Down Entity Claim) on the Effective Date; and provided, further, that, to the extent Class 7 HERO Common Stock has voted to accept the Plan and payments on the First Lien Claims shall have reached $420 million (inclusive of the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases, but exclusive of interest and periodic adequate protection payments other than adequate protection payments designed as principal payments or payments of Applicable Premium) and the Shareholder Supplemental Cash Distribution Reserve has not already been established, such excess shall be used to fund the Shareholder Supplemental Cash Distribution until such distribution is satisfied in full and thereafter distributions shall be made in accordance with the Wind Down Entity Waterfall.

73.    Insured Claim: means any Claim or portion of a Claim that is, or may be, insured under any of the Debtors’ insurance policies.

74.    Intercompany Claim: means any Claim held by any Debtor against any other Debtor.

75.    Intercompany Interests: means any Equity Interest held by any Debtor or any Non-Debtor Subsidiary but excluding HERO Equity Interests.

76.    Lender Wind Down Claim: means the Acceptance Lender Wind Down Claim or the Rejection Lender Wind Down Claim, as applicable, based on the acceptance or rejection of the Plan by Class 7 HERO Common Stock.

77.    Lien: has the meaning set forth in Bankruptcy Code section 101(37).

78.    Limited Bar Date: means a bar date of on or before July 29, 2016, requested by the Debtors pursuant to a separate motion and established by the Court pursuant to the Limited Bar Date Order for filing proofs of Claim in respect of Specified Claims in the Chapter 11 Cases, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

79.    Limited Bar Date Order: means an order of the Court entered in the Chapter 11 Cases, pursuant to Bankruptcy Rule 3003(c), (i) establishing a bar date for filing proofs of Claim in respect of Specified Claims in the Chapter 11 Cases; (ii) establishing ramifications for failure to comply therewith; (iii) approving a proof of Claim form and notice of the Limited Bar Date; and (iv) approving notice procedures.

80.    Mediation: means the mediation held pursuant to the Order Appointing Mediator and Governing Mediation Procedure dated August 17, 2016 [D.I. 319].

81.    Mediation Settlement: means the settlement reached in connection with the Mediation and pursuant to Bankruptcy Rule 9019 among the Debtors and certain of the First Lien Lenders with respect to any and all Causes of Action that may be asserted by the Debtors or on behalf of the Estates against any holder of the First Lien Claims pursuant to which the amount of the Rejection Lender Wind Down Claim will be reduced by the First Lien Claim Reduction Amount, and subject to and upon the occurrence of the Effective Date, the First Lien Claims will be subordinated in priority of payment to the HERO Common Stock to the extent, and only to the extent, necessary to provide for payment of the Rejection Shareholder Cash Distribution.

82.    Non-Debtor Subsidiaries: means, collectively: TODCO Trinidad Ltd.; Cliffs Drilling (Barbados) Holdings SRL; Cliffs Drilling (Barbados) SRL; Cliffs Drilling Trinidad Offshore Limited; Hercules Offshore Holdings, Ltd.; Hercules Discovery Ltd.; Hercules Offshore Middle East Ltd.; Hercules Offshore Arabia Ltd.; Hercules Oilfield Services Ltd.; Hercules International Offshore, Ltd.; Hercules Offshore (Nigeria) Limited; Hercules International Management Company Ltd.; Hercules International Drilling Ltd.; Hercules Offshore Labuan Corporation; Hercules Tanjung Asia Sdn Bhd; Hercules Britannia Holdings Limited; Hercules Offshore UK Limited; Hercules Offshore de Mexico S de R L de CV; Discovery Offshore (Gibraltar) Limited; Discovery North Sea Ltd.; Discovery Offshore Services Ltd.; Hercules North Sea Driller Limited; Hercules Liftboat Company, LLC; Hercules Asset Management Ltd.; Hercules Offshore International, LLC; Hercules British Offshore Limited; Hercules International Holdings, Ltd.; and Hercules North Sea, Ltd.

83.    Non-Debtor Subsidiary Interest: means any equity interest in any of the Non-Debtor Subsidiaries, including any issued and outstanding or authorized but unissued share of common stock, preferred stock, or other instrument evidencing an ownership interest in one of the Non-Debtor Subsidiaries, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest in any of the Non-Debtor Subsidiaries that existed immediately prior to the Effective Date.

84.    Other Equity Interest: means any HERO Equity Interests other than the HERO Common Stock.

85.    Other Secured Claim: means any Claim that is Secured, other than a First Lien Claim.

86.    Person: means any individual, corporation, partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, Governmental Unit or any political subdivision thereof, or any other Entity.

87.    Petition Date: means the date on which the Debtors commenced the Chapter 11 Cases.

88.    Plan: means this chapter 11 plan, together with all addenda, exhibits, schedules, or other attachments, if any, including the Plan Supplement, each of which is incorporated herein by reference, and as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof.

89.    Plan-Related Action: means any act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases or the wind down of the Debtors’ businesses and operations, including but not limited to, (a) negotiation, formulation and preparation of the Restructuring Support Agreement; (b) the management and operation of the Debtors’ businesses and the discharge of their duties under the Bankruptcy Code during the pendency of the Chapter 11 Cases; (c) implementation of any of the transactions provided for, or contemplated in, the Plan or the Plan Supplement; (d) any action taken in the negotiation, formulation, development, proposal, solicitation, disclosure, Confirmation, or implementation of the Plan or Plan Supplement; (e) formulating, negotiating, preparing, disseminating, implementing, administering, confirming and/or effecting the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the execution and issuance, as applicable, of the documents evidencing the Lender Wind Down Claim, the issuance of Wind Down Entity Interests in connection with the Plan, and any related contract, instrument, release or other agreement or document created or entered into in connection therewith (including the solicitation of votes for the Plan and other actions taken in furtherance of Confirmation and Consummation of the Plan); (f) the administration of the Plan or the assets and property to be distributed pursuant to the Plan; (g) any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the bankruptcy of the Debtors; and (h) the preparation and filing of the Chapter 11 Cases.

90.    Plan Scheduling Motion: means the motion filed by the Debtors, substantially contemporaneously with the filing of the Chapter 11 Cases, seeking entry of an order (a) scheduling the Confirmation Hearing, (b) approving the form and notice of the Confirmation Hearing, (c) establishing procedures for objections to the Solicitation Procedures, the Disclosure Statement and the Plan, (d) approving Solicitation Procedures, and (e) granting related relief.

91.    Plan Scheduling Order: means the order granting the Plan Scheduling Motion entered by the Court.

92.    Plan Supplement: means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed with the Court on notice to parties-in-interest, including, but not limited to, the following, each of which must be substantially consistent in all respects with the terms and conditions of the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Debtors and satisfactory to the Requisite Consenting Lenders: (i) the Wind Down Entity Agreement; (ii) the identity and affiliations of the members of the Wind Down Entity Board; (iii) the documents evidencing the Lender Wind Down Claim; (iv) the identity of the Wind Down Entity Representative and the terms of the Wind Down Entity Representative’s compensation; and (v) the Schedule of Assumed Executory Contracts and Unexpired Leases. The Debtors shall file forms of the materials comprising the Plan Supplement no later than the Plan Supplement Filing Date.

93.    Plan Supplement Filing Date: means the date that is five (5) days prior to the deadline to object to the confirmation of the Plan.

94.    Plan Term Sheet: means that certain Hercules Offshore, Inc., et al. Plan Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

95.    Post-Effective Date Assets: means all of the remaining assets of the Debtors’ Estates on the Effective Date, including, but not limited to, the Wind-Down Funding Amount and Non-Debtor Subsidiary Interests, which assets shall be transferred to the Wind Down Entity on the Effective Date of the Plan.

96.    Priority Non-Tax Claims: means any Claim other than an Administrative Claim or a Priority Tax Claim that is entitled to priority in payment as specified in Bankruptcy Code section 507(a).

97.    Priority Tax Claim: means any Secured or unsecured Claim of the kind entitled to priority in payment as specified in Bankruptcy Code sections 502(i) and 507(a)(8).

98.    Professional: means any professional employed or retained in the Chapter 11 Cases pursuant to Bankruptcy Code sections 327, 328, 363 or 1103.

99.    Pro Rata: means, with respect to (a) any First Lien Claim, the proportion that the amount of such Claim bears to the aggregate amount of all First Lien Claims, (b) any HERO Common Stock, the proportion that such HERO Common Stock bears to the aggregate amount of all HERO Common Stock and (c) any Wind Down Entity Interest, the proportion that such Wind Down Entity Interests bears to the aggregate amount of all Wind Down Entity Interests.

100.    Record Date: means, for purposes of making distributions under the Plan on the Effective Date, (i) the Confirmation Date, for holders of Claims or (ii) the Effective Date, for holders of Equity Interests.

101.    Reinstated: means, with respect to a Claim, (a) in accordance with Bankruptcy Code section 1124(1), being treated such that the legal, equitable, and contractual rights to which such Claim entitles its holder are left unaltered, or (b) if applicable under Bankruptcy Code section 1124: (i) having all prepetition and postpetition defaults with respect thereto other than defaults relating to the insolvency or financial condition of the Debtors or their status as debtors under the Bankruptcy Code cured, (ii) having its maturity date reinstated, (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration, and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

102.    Rejection Damage Claims: means Claims for damages arising from the rejection of Executory Contracts or Unexpired Leases.

103.    Rejection Lender Wind Down Claim: means a non-interest bearing senior claim against the Wind Down Entity in the amount of $546.5 million, plus accrued and unpaid interest on the First Lien Claims as of the Effective Date, less the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases.

104.    Rejection Shareholder Cash Distribution: means an aggregate distribution of $15,000,000 in Cash to be made to holders of Class 7 HERO Common Stock on the Effective Date or as soon as reasonably practicable thereafter upon the Wind Down Entity Board determining that, through the proceeds of assets sales or the Claims reconciliation process, sufficient Cash is available to fund the Wind Down Entity and make such distribution.

105.    Rejection Wind Down Entity Interest: means, in the event Class 7 HERO Common Stock votes to reject the Plan, the interests in the Wind Down Entity distributed to holders of HERO Common Stock under the Plan, which shall represent 100% of such interests.

106.    Released Parties: means each of: (a) the Debtors, (b) the Wind Down Entity; (c) the Non-Debtor Subsidiaries; (d) the Ad Hoc Group; (e) the Ad Hoc Group Members; (f) the Consenting First Lien Lenders; (g) each Consenting First Lien Lender; (h) the First Lien Agent; (i) the First Lien Lenders; (j) each holder of HERO Common Stock that is also a Consenting First Lien Lender; (k) with respect to each of the foregoing Entities in clauses (a) through (j), such Entity’s predecessors, successors and assigns, current and former affiliates, subsidiaries, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing Persons in clauses (a) through (k), each of their respective current and former officers, directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives (each solely in their capacity as such).

107.    Releasing Parties: means each of: (a) the Debtors, (b) the Wind Down Entity; (c) the Non-Debtor Subsidiaries; (d) the Ad Hoc Group; (e) the Ad Hoc Group Members; (f) the Consenting First Lien Lenders; (g) each Consenting First Lien Lender; (h) the First Lien Agent; (i) the First Lien Lenders; (j) each holder of HERO Common Stock that is also a Consenting First Lien Lender; (k) with respect to each of the foregoing Entities in clauses (a) through (j), such Entity’s predecessors, successors and assigns, current and former affiliates, subsidiaries, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing Persons in clauses (a) through (k), each of their respective current and former officers, directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives (each solely in their capacity as such).

108.    Requisite Consenting Lenders: means First Lien Lenders holding at least 50.1% of the outstanding, aggregate principal amounts owing under the First Lien Credit Agreement.

109.    Reserves: means, collectively, the Accrued Professional Compensation Account, the Allowed Claims Reserve and the Disputed Claims Reserve.

110.    Restructuring: means a transaction that will effectuate a financial restructuring of the HERO Entities’ capital structure and financial obligations.

111.    Restructuring Support Agreement: means the agreement, including all exhibits and supplements annexed thereto and including, without limitation, the Plan Term Sheet, dated as of May 26, 2016 (as it may be amended, supplemented or otherwise modified from time to time) among the HERO Entities and the Consenting First Lien Lenders, a copy of which is attached as Exhibit B to the Disclosure Statement.

112.    Schedule of Assumed Executory Contracts and Unexpired Leases: means the schedule of Executory Contracts and/or Unexpired Leases to be assumed by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement (as the same may be amended, modified, or supplemented from time to time), which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

113.    Schedules: means, to the extent the Court has not waived the requirement to file the Schedules, the schedules of assets and liabilities, statements of financial affairs, filed with the Court by the Debtors, including any amendments or supplements thereto.

114.    Secured: means when referring to a Claim: (a) secured by a Lien on property in which any of the Estates has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or (b) otherwise Allowed pursuant to the Plan as a Claim that is Secured.

115.    Securities Act: means the Securities Act of 1933, as amended.

116.    Shareholder Effective Date Cash Distribution: means Cash in an amount equal to $12.5 million, subject to reduction by $450,000 for each full calendar day following the seventy-second (72nd) day after the Petition Date that the Confirmation Order is not a Final Order to the extent such delay is the result of actions taken directly or indirectly by holders of HERO Equity Interests, their representatives, and/or any other persons (including any HERO Entity) acting in concert with the holders of HERO Equity Interests, as reasonably determined by the Debtors and Requisite Consenting Lenders.

117.    Shareholder Supplemental Cash Distribution: means, if Class 7 HERO Common Stock votes to accept the Plan, the next $15 million in Cash that will be distributed to holders of HERO Common Stock or Class B Wind Down Entity Interests on the later of (i) the Effective Date and (ii) after $420 million (in the aggregate) has been paid to the First Lien Lenders and holders of the Acceptance Lender Wind Down Claim on account of (a) the First Lien Claims (inclusive of the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases, but exclusive of interest and periodic adequate protection payments other than adequate protection payments designated as principal payments or payments of Applicable Premium), and (b) the Acceptance Lender Wind Down Claim.

118.    Shareholder Supplemental Cash Distribution Reserve: means, in the event that $420 million has been paid on account of the First Lien Claims (inclusive of the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases, but exclusive of interest and periodic adequate protection payments other than adequate protection payments designated as principal payments or payments of Applicable Premium), and subject to the use of the proceeds of sales of assets owned by the Non-Debtor Subsidiaries to first satisfy the outstanding liabilities of such Non-Debtor Subsidiaries, $15 million in proceeds of asset sales or excess cash above the Initial Wind Down Entity Funding Amount, as applicable, to be reserved by the Debtors for payment of the Shareholder Supplemental Cash Distribution in the event that Class 7 HERO Common Stock votes to accept the Plan.

119.    Solicitation Parties: means each of the following in its capacity as such: (a) the Debtors, (b) the Consenting First Lien Lenders and (c) the Professionals of the Debtors and the legal and financial advisors to the Consenting First Lien Lenders.

120.    Solicitation Procedures: means the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan as described in the Plan Scheduling Motion, which shall be substantially consistent in all respects with the terms and conditions of the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

121.    Specified Claims: means certain specific contingent and unliquidated claims, including, but not limited to, any claims asserting liability for personal injury, and claims arising from a single occurrence or transaction in an amount in excess of $300,000, which claims shall be subject to the Limited Bar Date Order; provided, however, that the Specified Claims shall specifically not include (i) claims of any Tax Authorities; (ii) Rejection Damages Claims; or (iii) any claims of the Executives or other employees who are parties to severance agreements with the Debtors; and the Executives and the other employees who are parties to severance agreements with the Debtors shall not be required to file any proofs of Claim unless their applicable employment and/or severance agreements are rejected under the

Plan by an order of the Court, which may be the Confirmation Order and such Executive or other employee has not been provided alternative severance compensation pursuant to the terms of the Plan or another agreement with the Debtors (with the consent of the Requisite Consenting Lenders) or the Wind Down Entity.

122.    Standing Motion: means the Motion of the Official Committee of Equity Security Holders for Leave, Standing and Authority to Prosecute Claims on Behalf of the Debtors’ Estates and for Related Relief [D.I. 253, 256] filed by the Equity Committee in the Chapter 11 Cases.

123.    Tax Authority: means a federal, state, local or foreign government or agency, instrumentality or employee thereof, or a court or other body charged with the administration of any law relating to Taxes.

124.    Tax Code: means the Internal Revenue Code of 1986, as amended.

125.    Taxes: means all (i) federal, state, local or foreign taxes, including, without limitation, all net income, alternative minimum, net worth or gross receipts, capital, value-added, franchise, profits and estimated taxes and (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority or paid in connection with any item described in clause (i) hereof.

126.    Unscheduled Specified Claims: means all Specified Claims that are not estimated by the Debtors in the limited Schedules filed by the Debtors in the Chapter 11 Cases.

127.    Unexpired Lease: means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

128.    Unimpaired: means any Class of Claims or Equity Interests that is not Impaired under the Plan within the meaning of Bankruptcy Code section 1124.

129.    U.S. Trustee: means the United States Trustee for the District of Delaware.

130.    Voting Deadline: means, (a) for holders of First Lien Claims, June 3, 2016 at 4:00 p.m. (prevailing Eastern Time), the deadline for holders of First Lien Claims submitting Ballots to either accept or reject the Plan in accordance with Bankruptcy Code section 1126 under the Solicitation Procedures and (b) for holders of HERO Common Stock, June 28, 2016 at 4:00 p.m. (prevailing Eastern Time), the deadline for holders of HERO Common Stock submitting Ballots to either accept or reject the Plan in accordance with Bankruptcy Code section 1126 under the Solicitation Procedures.

131.    Voting Record Date: means May 23, 2016.

132.    Wind Down Entity: means the liquidating trust or other legal Entity (as determined by the Debtors and the Requisite Consenting Lenders in their reasonable discretion in accordance with the terms of the Restructuring Support Agreement) established on the Effective Date to, among other things: (i) monetize the Post-Effective Date Assets and wind down the remainder of the Debtors’ businesses and operations in a controlled, efficient and value-maximizing manner; (ii) enter into and issue, as applicable, the documents evidencing the Lender Wind Down Claim, (iii) issue the Wind Down Entity Interests in accordance with the Plan; (iv) make distributions in accordance with the Plan; (v) oversee and administer (a) the termination of the Debtors’ qualified 401(k) retirement plans and any related trusts and the distribution of such plans’ assets to participants and for fulfilling statutory and regulatory requirements related to such plans and (b) any statutory and regulatory requirements related to any terminated Debtor employee benefit plans; and (vi) perform such other services as are contemplated by the Plan and the Wind Down Entity Agreement.

133.    Wind Down Entity Agreement: means the organizational or governance documents setting forth the terms and conditions governing the Wind Down Entity, which shall be substantially consistent in all respects with the terms and conditions of the Restructuring Support Agreement and the Plan and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

134.    Wind Down Entity Board: means the governing body of the Wind Down Entity, as initially comprised as set forth in the Plan Supplement and as comprised thereafter in accordance with the terms of the Wind Down Entity Agreement. The Wind Down Entity Board, the initial members of which shall be identified in the Plan Supplement, will consist of three members, each of which will be designated in accordance with the terms of the Restructuring Support Agreement and the Plan Term Sheet.

135.    Wind Down Entity Budget: means the budget, which shall not be in excess of $85 million, for (i) the reconciliation of any claims for which funds have been reserved in the Disputed Claims Reserve, (ii) the monetization of the Post-Effective Date Assets, (iii) the wind down of the HERO Entities’ businesses and operations and (iv) accomplishing all other objectives of the Wind Down Entity.

136.    Wind Down Entity Interests: means the Acceptance Wind Down Entity Interests or the Rejection Wind Down Entity Interests, as applicable, based on the acceptance or rejection of the Plan by Class 7 HERO Common Stock.

137.    Wind Down Entity Representative: means the Person or firm, which may be a liquidating trustee, to be appointed by Requisite Consenting Lenders in their sole discretion to manage the day-to-day operations of Wind Down Entity pursuant to the Plan and the Wind Down Entity Agreement; provided, that if the Class 7 HERO Common Stock votes to reject the Plan, the Wind Down Entity Representative shall be reasonably acceptable to the Debtors.

138.    Wind Down Entity Waterfall: has the meaning ascribed to such term in Article IV.B.12 of the Plan.

B.	Interpretation, Application of Definitions, and Rules of Construction.

Except as expressly provided herein, each capitalized term used in the Plan shall either have (i) the meaning ascribed to such term in Article I of the Plan or (b) if such term is not defined in Article I of the Plan, but such term is defined in the Bankruptcy Code or Bankruptcy Rules, the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be. Meanings of capitalized terms shall be equally applicable to both the singular and plural forms of such terms. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Plan as a whole (and, for the avoidance of doubt, the Plan Supplement) and not to any particular section or subsection in the Plan unless expressly provided otherwise. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of the Plan, and shall not be used to interpret the Plan. The rules of construction set forth in Bankruptcy Code section 102 shall apply to the Plan.

C.	Computation of Time.

Except as otherwise specifically provided in the Plan, in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.

ADMINISTRATIVE CLAIMS, FEE CLAIMS, AND PRIORITY CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Fee Claims, and Priority Tax Claims, each as described below, have not been classified and thus are excluded from the classes of Claims and Equity Interests set forth in Article III of the Plan.

A.	Administrative Claims (Other Than Fee Claims).

1.	Time for Filing Administrative Claims.

The holder of an Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iii) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Court and serve on the Wind Down Entity Representative and its counsel notice of such Administrative Claim within thirty (30) days after service of notice of the Effective Date. Such notice must include at a minimum (i) the name of the Debtor(s) purported to be liable for the Administrative Claim, (ii) the name of the holder of the Administrative Claim, (iii) the amount of the Administrative Claim, and (iv) the basis for the Administrative Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred.

2.	Payment of Allowed Administrative Claims.

In full and final satisfaction, settlement, and release, and in exchange for, its Allowed Administrative Claim, on or as soon as reasonably practicable after the later of the Effective Date, if such Administrative Claim is then an Allowed Claim, or if not Allowed on the Effective Date, a date that is as soon as reasonably practicable after the date such Administrative Claim becomes an Allowed Administrative Claim, each holder of an Allowed Administrative Claim (other than an Administrative Claim that is a Fee Claim) shall (i) receive Cash in an amount equal to the amount of such Allowed Administrative Claim, (ii) be paid in the ordinary course of business, or (iii) receive such other less favorable terms as may otherwise be agreed to by the holder of such Administrative Claim and the Debtors, in consultation with the Requisite Consenting Lenders, or the Wind Down Entity Representative. To the extent that Administrative Claims are or become Allowed after the Effective Date, such Allowed Administrative Claims shall be paid (i) from the Allowed Claims Reserve, or (ii) if the Allowed Claims Reserve is insufficient to pay all Allowed Administrative Claims in full, by the Wind Down Entity.

B.	Fee Claims.

1.	Final Fee Applications.

The Court shall determine the Allowed amounts of Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Wind Down Entity shall pay Fee Claims in Cash in the amount Allowed by the Court. All requests for compensation or reimbursement of Fee Claims shall be filed and served on the Debtors, counsel to the Debtors, the Wind Down Entity, counsel to the Wind Down Entity, the U.S. Trustee, counsel to the Ad Hoc Group, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, no later than forty-five (45) days after the Effective Date. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, the Wind Down Entity, or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Debtors, counsel to the Debtors, the Wind Down Entity, counsel to the Wind Down Entity, counsel to the Ad Hoc Group, and the requesting party no later than thirty (30) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Fee Claim).

On the Effective Date, the Debtors and/or the Wind Down Entity shall establish the Accrued Professional Compensation Account and shall deposit therein an amount equal to all Accrued Professional Compensation. The Accrued Professional Compensation Account shall be maintained in trust for the Professionals. Each Allowed Fee Claim shall be paid in full in Cash from funds held in the Accrued Professional Compensation Account as soon as practicable after the date on which an applicable Fee Claim becomes an Allowed Fee Claim. When all Allowed Fee Claims have been paid in full, amounts remaining in the Accrued Professional Compensation Account, if any, shall be returned to the Wind Down Entity and shall be used by the Wind Down Entity Board to pay the Lender Wind Down Claim and, if the Lender Wind Down Claim has been paid in full in Cash, to fund the activities of the Wind Down Entity and to make distributions to holders of Wind Down Entity Interests.

2.	Post-Effective Date Fees and Expenses.

The Wind Down Entity shall pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors’ and the Wind Down Entity’s professionals on and after the Effective Date, in the ordinary course of business, and without any further notice to or action, order, or approval of the Court. Upon the Effective Date, any requirement that professionals comply with Bankruptcy Code sections 327 through 331 in seeking retention or compensation for services rendered after such date shall terminate, and professionals may be employed and paid in the ordinary course of business by the Wind Down Entity without any further notice to, or action, order, or approval of, the Court.

C.	Priority Tax Claims.

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, as determined by the applicable Debtor, in full and final satisfaction, settlement, and release, and in exchange for, such Priority Tax Claim (i) payment in full in Cash, payable in equal Cash installments made on a quarterly basis in accordance with Bankruptcy Code section 1129(a)(9)(C), over a period not to exceed five (5) years following the Petition Date, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by Bankruptcy Code section 511; or (ii) such other treatment as may be agreed upon by such holder and the Debtors, with the consent of the Requisite Consenting Lenders, which consent shall not be unreasonably withheld, or the Wind Down Entity or as otherwise determined upon a Final Order of the Court.

D.	U.S. Trustee Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Wind Down Entity shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for the Wind Down Entity until the entry of a final decree in the Chapter 11 Cases.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF

CLAIMS AND EQUITY INTERESTS

A.	Classification of Claims and Equity Interests.

Except for those Claims addressed in Article II of the Plan, all Claims and Equity Interests are placed in the Classes set forth below. A Claim or Equity Interest is placed in a particular Class solely to the extent that the Claim or Equity Interest falls within the description of that Class, and the portion of a Claim or Equity Interest which does not fall within such description shall be classified in another Class or Classes to the extent that such portion falls within the description of such other Class or Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan solely to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled before the Effective Date.

Pursuant to Article IV.F of the Plan, the Plan provides for the substantive consolidation of the Debtors’ Estates into a single Estate for Plan purposes only and matters associated with Confirmation and Consummation of the Plan. As a result of the substantive consolidation of the Debtors’ Estates for these limited purposes, each Class of Claims against and Equity Interests in the Debtors will be treated as against a single consolidated Estate for Plan purposes without regard to the corporate separateness of the Debtors.

B.	Record Date.

As of the close of business on the Record Date, the claims register (for Claims) and transfer ledger (for HERO Common Stock) shall be closed, and there shall be no further changes in the record holders of any Claims or HERO Common Stock. The Debtors and the Wind Down Entity shall have no obligation to recognize any transfer of HERO Common Stock or of any Claims occurring after the Record Date. The Wind Down Entity shall be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for HERO Common Stock) as of the close of business on the Record Date.

C.	Summary of Classification and Class Identification.

Below is a chart identifying Classes of Claims and Equity Interests, a description of whether each Class is Impaired, and each Class’s voting rights with respect to the Plan.

Class	Claim or Equity Interest	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	First Lien Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Deemed to Accept
5	Intercompany Claims	Unimpaired	Deemed to Accept
6	Intercompany Interests	Impaired	Deemed to Reject
7	HERO Common Stock	Impaired	Entitled to Vote
8	Other Equity Interests	Impaired	Deemed to Reject

The Debtors will request that the Court confirm the Plan pursuant to Bankruptcy Code section 1129(b) with respect to any rejecting Class of Equity Interests.

D.	Treatment of Classified Claims and Equity Interests.

1.	Class 1 - Priority Non-Tax Claims.

(a)    Classification: Class 1 consists of Priority Non-Tax Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Other Priority Non-Tax Claim and the Debtors, with the consent of the Requisite Consenting Lenders, which shall not be unreasonably withheld, or the Wind Down Entity agree in writing to less favorable treatment, in full and final satisfaction, settlement, and release, and in exchange for, on or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash equal to the full Allowed amount of its Claim or otherwise be left Unimpaired.

(c)    Voting: Class 1 is Unimpaired by the Plan, and each holder of a Class 1 Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Class 1 Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Other Secured Claims.

(a)    Classification: Class 2 consists of Other Secured Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Requisite Consenting Lenders, which shall not be unreasonably withheld, or the Wind Down Entity agree in writing to less favorable treatment, in full and final satisfaction, settlement, and release, and in exchange for such Other Secured Claim, on or as soon as practicable after the Effective Date, all Other Secured Claims Allowed as of the Effective Date, if not previously paid, shall, at the option of the Debtors and with the consent of the Requisite Consenting Lenders (which consent shall not be unreasonably withheld) be satisfied by either (i) payment in full in Cash, (ii) reinstatement pursuant to Bankruptcy Code section 1124, or (iii) such other recovery as may be necessary to satisfy Bankruptcy Code section 1129.

(c)    Voting: Class 2 is Unimpaired by the Plan, and each holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 – First Lien Claims.

(a)    Classification: Class 3 consists of First Lien Claims.

(b)    Allowance: Class 3 First Lien Claims shall be Allowed Secured Claims pursuant to the Plan in an amount equal to the outstanding principal and the Applicable Premium in the amount of $579 million, plus accrued and unpaid prepetition and postpetition interest and postpetition fees and other expenses, if any, due on the First Lien Claims as of the Effective Date, less the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases.

(c)    Treatment: Except to the extent that a holder of an Allowed First Lien Claim and the Debtors agree in writing to less favorable treatment, in full and final satisfaction, settlement, and release, and in exchange for, each First Lien Claim, on or as soon as practicable after the Effective Date, each holder of an Allowed First Lien Claim shall receive its Pro Rata share of: (i) if Class 7 HERO Common Stock votes to accept the Plan, (a) the Acceptance Lender Wind Down Claim; and (b) 100% of the Class A Wind Down Entity Interests; or (ii) if Class 7 HERO Common Stock votes to reject the Plan, the Rejection Lender Wind Down Claim.

(d)    Voting: Class 3 is Impaired. Holders of Class 3 First Lien Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 – General Unsecured Claims.

(a)    Classification: Class 4 consists of General Unsecured Claims.

(b)    Allowance: Each General Unsecured Claim in Class 4 shall be Allowed unless such Claim is Disputed.

(c)    Treatment: In full and final satisfaction, settlement, and release, and in exchange for, each Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall, to the extent such holder’s Claim has not been previously paid in the ordinary course of business pursuant to an order of the Court, or otherwise, receive payment in full in Cash on the later of (a) the Effective Date or as soon thereafter as is reasonably practicable and (b) the date upon which such Allowed General Unsecured Claim becomes due and owing. Payment of a General Unsecured Claim is subject to the rights of the Debtors and, after the Effective Date, the Wind Down Entity to dispute such Claim, in the case of a General Unsecured Claim as to which no proof of Claim has been filed, as if the Chapter 11 Cases had not been commenced in accordance with applicable nonbankruptcy law, and, in the case of a General Unsecured Claim as to which a proof of Claim has been filed, in accordance with applicable law, including Bankruptcy Code section 502.

Notwithstanding anything to the contrary in the Plan, until an Allowed General Unsecured Claim in Class 4 has been (x) paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtor or the Wind Down Entity, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (y) resolved pursuant to the disputed claims procedures applicable to General Unsecured Claims under Article VI.A.3 of the Plan: (a) the provisions of Article V.A (other than with respect to the settlement among the Debtors, the Non-Debtor Subsidiaries, and the holders of First Lien Claims described in the second paragraph of Article V.A of the Plan), V.C (other than with respect to the releases set forth in Article V.C that are consideration for the settlement described in Article V.A of the Plan) and Articles V.D-H of the Plan shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, satisfied, resolved, released or enjoined by any provision of the Plan and (c) the holder of such Claim shall retain all rights, if any, to recover on account of its Claim from (i) the Disputed Claims Reserve or the Allowed Claims Reserve, as applicable, or (ii) the Wind Down Entity if such Claim is not a Specified Claim. For the avoidance of doubt, upon the satisfaction of subpart (x) or (y) of the foregoing sentence, subparts (a)-(c) of the foregoing sentence shall no longer apply under the Plan. Except for holders of Specified Claims or Rejection Damage Claims, holders of Allowed General Unsecured Claims in Class 4 shall not be required to file a proof of Claim with the Court. Except for holders of Specified Claims or Rejection Damage Claims, holders of Allowed General Unsecured Claims in Class 4 shall not be subject to any claims resolution process with the Court in connection with their Claims, and shall retain all their rights under applicable nonbankruptcy law to pursue their Allowed General Unsecured Claims in Class 4 against the Debtors or the Wind Down Entity in any forum with jurisdiction over the parties. The Debtors and the Wind Down Entity shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to General Unsecured Claims in Class 4. If the Debtors or the Wind Down Entity dispute any General Unsecured Claims in Class 4 (other than Specified Claims or Rejection Damage Claims), such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced. Notwithstanding the foregoing, any holder of a Claim who files a proof of Claim shall be subject to the Article V of the Plan unless and until such holder withdraws such proof of Claim, and nothing herein limits the retained jurisdiction of the Court under Article VII of the Plan. For the avoidance of doubt, notwithstanding the foregoing, the terms of the Cash Collateral Order shall govern with respect to any Claims and Defenses (as defined in paragraph 27 of the Cash Collateral Order) that could have been asserted against the First Lien Agent or any of the First Lien Lenders or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors in connection with any Debtor Stipulation (as defined in paragraph 7 of the Cash Collateral Order), and as a result of the failure of any holder of a General Unsecured Claim to assert any Claims and Defenses prior to the deadline set forth in paragraph 27 of the Cash Collateral Order, no holder of a General Unsecured Claim shall be entitled to assert any Claims and Defenses against the First Lien Agent or any of the First Lien Lenders or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors.

(d)    Voting: Class 4 is Unimpaired. Therefore, holders of Class 4 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.	Class 5 – Intercompany Claims.

(a)    Classification: Class 5 consists of Intercompany Claims.

(b)    Treatment: In full and final satisfaction, settlement, and release, and in exchange for, each Allowed Intercompany Claim, on the Effective Date, shall be adjusted, continued or discharged to the extent determined by the Debtors and the Requisite Consenting Lenders in their reasonable discretion.

(c)    Voting: Class 5 is Unimpaired. Holders of Class 5 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Class 5 Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 – Intercompany Interests.

(a)    Classification: Class 6 consists of Intercompany Interests.

(b)    Treatment: On the Effective Date, all Intercompany Interests in the Debtors shall be cancelled and the holders thereof shall not receive or retain any distribution on account of their Intercompany Interests.

(c)    Voting: Class 6 is Impaired. Holders of Class 6 Intercompany Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Class 6 Intercompany Interests are not entitled to vote to accept or reject the Plan.

7.	Class 7 – HERO Common Stock.

(a)    Classification: Class 7 consists of HERO Common Stock.

(b)    Treatment: On the Effective Date, HERO Common Stock shall be cancelled and of no further force and effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each holder of HERO Common Stock shall receive its Pro Rata share of: (i) if Class 7 HERO Common Stock votes to accept the Plan, (a) the Shareholder Effective Date Cash Distribution; and (b) 100% of the Class B Wind Down Entity Interests; or (ii) if Class 7 HERO Common Stock votes to reject the Plan, (a) the Rejection Shareholder Cash Distribution and (b) 100% of the Rejection Wind Down Entity Interests. For the avoidance of doubt, from and after the Effective Date, any distribution on account of the Rejection Shareholder Cash Distribution shall be made prior to any distribution on account of the Rejection Lender Wind Down Claim.

(c)    Voting: Class 7 is Impaired. Holders of Class 7 HERO Common Stock are entitled to vote to accept or reject the Plan.

8.	Class 8 – Other Equity Interests.

(a)    Classification: Class 8 consists of Other Equity Interests.

(b)    Treatment: On the Effective Date, Other Equity Interests shall be cancelled and of no further force and effect, whether surrendered for cancellation or otherwise and the holders thereof shall not receive or retain any distribution on account of their Other Equity Interests.

(c)    Voting: Class 8 is Impaired. Holders of Class 8 Other Equity Interests are conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Class 8 Other Equity Interests are not entitled to vote to accept or reject the Plan.

E.	Special Provision Regarding Unimpaired and Reinstated Claims.

Except as otherwise specifically provided in the Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtors’ or the Wind Down Entity’s rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including, but not limited to, legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims. Except as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date against, or with respect to, any Claim left Unimpaired by the Plan. Except as otherwise specifically provided in the Plan, the Wind Down Entity shall have, retain, reserve, and be entitled to assert, all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim left Unimpaired by the Plan may be asserted by the Wind Down Entity after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

F.	Voting of Claims.

Each holder of an Allowed First Lien Claim or HERO Common Stock as of the Voting Record Date shall be entitled to vote to accept or reject the Plan. The instructions for completion of the Ballots are set forth in the instructions accompanying each Ballot. The Debtors will seek approval of the Solicitation Procedures in the Plan Scheduling Motion. The Solicitation Procedures are described in the Disclosure Statement.

G.	Nonconsensual Confirmation.

The Debtors intend to request confirmation of the Plan under Bankruptcy Code section 1129(b) with respect to any Impaired Class that has not accepted or is deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Operations Between the Confirmation Date and Effective Date.

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of the Court, including the Cash Collateral Order, and any limitations set forth in the Restructuring Support Agreement.

B.	Wind Down Entity.

1.    Generally. On the Effective Date, the Wind Down Entity shall be established and become effective for the benefit of the holders of the Lender Wind Down Claim and the Wind Down Entity Interests. The powers, authority, responsibilities and duties of the Wind Down Entity, the Wind Down Entity Representative and Wind Down Entity Board are set forth in and shall be governed by the Plan, the Plan Supplement and the Wind Down Entity Agreement. The responsibilities and duties of the Wind Down Entity shall include (i) monetizing the Post-Effective Date Assets and winding down the remainder of the Debtors’ businesses and operations in a controlled, efficient and value-maximizing (adjusting for risk) manner; (ii) enter into and issue, as applicable, the documents evidencing the Lender Wind Down Claim, (iii) issuing the Wind Down Entity Interests in accordance with the Plan; (iv) making distributions in accordance with the Plan; (v) overseeing and administering (a) the termination of the Debtors’ qualified 401(k) retirement plans and any related trusts and the distribution of such plans’ assets to participants and for fulfilling statutory and regulatory requirements related to such plans and (b) any statutory and regulatory requirements related to any terminated Debtor employee benefit plans; and (vi) performing such other services as are contemplated by the Plan and the Wind Down Entity Agreement. The Wind Down Entity Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, any and all provisions necessary to ensure the continued treatment of the Wind Down Entity as a grantor trust and the holders of the Lender Wind Down Claim and the Wind Down Entity Interests as the grantors and owners thereof for federal income tax purposes. The Debtors shall transfer, without recourse, to the Wind Down Entity all of their right, title and interest in the Post-Effective Date Assets. Upon the transfer by the Debtors of the Post-Effective Date Assets (including the Initial Wind Down Funding Amount) to the Wind Down Entity, the Debtors will have no reversionary or further interest in or with respect to the Post-Effective Date Assets or the Wind Down Entity.

2.    Purposes and Establishment of the Wind Down Entity. The Wind Down Entity shall be established pursuant to the Wind Down Entity Agreement for the purposes of liquidating and administering the Post-Effective Date Assets. The Wind Down Entity is intended to qualify as a liquidating trust pursuant to Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or any other business, except to the extent reasonably necessary to, and consistent with, the purpose of the Wind Down Entity. The Wind Down Entity shall not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth herein or in the Wind Down Entity Agreement. On the Effective Date, the Wind Down Entity Representative, on behalf of the Debtors, shall execute the Wind Down Entity Agreement and shall take all other steps necessary to establish the Wind Down Entity pursuant to the Wind Down Entity Agreement and consistent with the Plan.

3.    Post-Effective Date Assets. On the Effective Date, and in accordance with Bankruptcy Code sections 1123 and 1141 and pursuant to the terms of the Plan, all of the Post-Effective Date Assets, as well as the rights and powers of each Debtor in such Post-Effective Date Assets, shall automatically vest in the Wind Down Entity, free and clear of all Claims and Equity Interests for the benefit of the holders of the Lender Wind Down Claim and the Wind Down Entity Interests. Upon the transfer of the Post-Effective Date Assets, the Debtors shall have no interest in or with respect to the Post-Effective Date Assets or the Wind Down Entity. Notwithstanding the foregoing, for purposes of Bankruptcy Code section 553, the transfer of the Post-Effective Date Assets to the Wind Down Entity shall not affect the mutuality of obligations that otherwise may have existed prior to the effectuation of such transfer. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax, pursuant to Bankruptcy Code section 1146(a). In connection with the transfer of such assets, any attorney-client privilege, work-product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Wind Down Entity shall vest in the Wind Down Entity and its representatives, and the Debtors and the Wind Down Entity Representative are directed to take all necessary actions, if any, to effectuate the transfer of such privileges. The Wind Down Entity Representative shall agree, on behalf of the Wind Down Entity, to accept and hold the Post-Effective Date Assets in the Wind Down Entity for the benefit of the holders of the Lender Wind Down Claim and the Wind Down Entity Interests, subject to the terms of the Plan and the Wind Down Entity Agreement.

The Debtors, the Wind Down Entity Representative, the holders of the Lender Wind Down Claim and the Wind Down Entity Interests and any party under the control of such parties will execute any documents or other instruments and shall take all other steps as necessary to cause title to the Post-Effective Date Assets to be transferred to the Wind Down Entity, which documents and instruments shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

4.    Valuation of Post-Effective Date Assets. As soon as possible after the establishment of the Wind Down Entity, but in no event later than 90 days thereafter, the Wind Down Entity Board shall inform, in writing, the Wind Down Entity Representative of the value of the assets transferred to the Wind Down Entity, based on the good-faith best estimate by the Wind Down Entity Board of the fair market value of the assets transferred to the Wind Down Entity (based on, among other things, third party appraisals and/or indications of value received by the Debtors or the Wind Down Entity), and the Wind Down Entity Representative shall apprise, in writing, the holders of Lender Wind Down Claim and the Wind Down Entity Interests of such valuation. The valuation shall be used consistently by all parties (including the Wind Down Entity Representative and the holders of the Lender Wind Down Claim and Wind Down Entity Interests) for all federal income tax purposes.

In connection with the preparation of the valuation contemplated by the Plan and the Wind Down Entity Agreement, the Wind Down Entity Representative shall be entitled to retain such professionals and advisors as the Wind Down Entity shall determine to be appropriate or necessary, and the Wind Down Entity Board shall take such other actions in connection therewith as it determines to be appropriate or necessary. The Wind Down Entity shall bear all of the reasonable costs and expenses incurred in connection with determining such value, including the fees and expenses of any professionals retained in connection therewith.

5.    Wind Down Entity Representative and Wind Down Entity Board. On the Effective Date and in compliance with the provisions of the Plan, the Restructuring Support Agreement, the Plan Term Sheet and the Wind Down Entity Agreement, the Requisite Consenting Lenders shall appoint a Person or firm as Wind Down Entity Representative. The identity of the Wind Down Entity Representative and the Wind Down Entity Representative’s compensation shall be included in the Plan Supplement. Additionally, the Plan Supplement shall set forth the identity of the initial members of the Wind Down Entity Board.    Upon payment in full of the Lender Wind Down Claim, the two members of the Wind Down Entity Board designated by the Requisite Consenting Lenders shall be replaced by two members designated by the Equity Committee, provided, that the Equity Committee has designated such members by 11:59 p.m. (ET) on October 11, 2016.

In the event the Wind Down Entity Representative dies, is terminated or resigns for any reason, the Wind Down Entity Board shall designate a successor by majority vote.

The Wind Down Entity Representative shall serve at the direction of the Wind Down Entity Board; provided, however, that the Wind Down Entity Board may not direct the Wind Down Entity Representative or the members of the Wind Down Entity Board to act inconsistently with their duties under the Wind Down Entity Agreement and/or the Plan.

The salient terms of the Wind Down Entity Representative’s employment, including the Wind Down Entity Representative’s duties and compensation, to the extent not set forth in the Plan, shall be set forth in the Wind Down Entity Agreement or the Confirmation Order. Membership, duties, responsibilities and powers of the Wind Down Entity Board shall be as set forth in the Wind Down Entity Agreement.

6.    Duties and Powers of Wind Down Entity Representative.

a.    Authority. The duties and powers of the Wind Down Entity Representative shall include all powers necessary to implement the Plan with respect to all

Debtors and to administer and monetize the Post-Effective Date Assets, including, without limitation, the duties and powers listed herein. The Wind Down Entity Representative will administer the Wind Down Entity in accordance with the Wind Down Entity Agreement. The Wind Down Entity Representative, upon direction by the Wind Down Entity Board and in the exercise of their collective reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Wind Down Entity, make timely distributions and not unduly prolong the duration of the Wind Down Entity.

b.    Claims and Causes of Action. The Wind Down Entity Representative may object to, seek to estimate, seek to subordinate, compromise or settle any and all Claims against the Debtors that have not already been Allowed as of the Effective Date, and may pursue all Causes of Action transferred to the Wind Down Entity. The Wind Down Entity Representative, upon direction by the Wind Down Entity Board, shall have the absolute right to pursue or not to pursue any and all Causes of Action as it determines in the best interests of the holders of the Lender Wind Down Claim and the Wind Down Entity Interests, and consistent with the purposes of the Wind Down Entity, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence. The Wind Down Entity Representative will prepare and make available to holders of the Lender Wind Down Claim and the Wind Down Entity Interests, on a quarterly basis, a written report detailing, among other things, the litigation status of Claims or Causes of Action transferred to the Wind Down Entity, any settlements entered into by the Wind Down Entity, the proceeds recovered to date from the Post-Effective Date Assets and the distributions made by the Wind Down Entity.

c.    Retention of Professionals. The Wind Down Entity Representative may enter into employment agreements and retain professionals to pursue the Causes of Action and otherwise advise the Wind Down Entity Representative and provide services to the Wind Down Entity in connection with the matters contemplated by the Plan, the Confirmation Order and the Wind Down Entity Agreement without further order of the Court. The terms of such employment agreements shall be acceptable to the Wind Down Entity Board.

d.    Agreements. The Wind Down Entity Representative may enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtors’ and Wind Down Entity’s obligations thereunder.

e.    Reasonable Fees and Expenses. The Wind Down Entity Representative may incur any reasonable and necessary expenses in connection with the performance of its duties under the Plan, including in connection with retaining professionals and/or entering into agreements pursuant to subsections c and d above. The Wind Down Entity Representative shall be paid by the Wind Down Entity.

f.    Other Actions. The Wind Down Entity may take all other actions not inconsistent with the provisions of the Plan and the Wind Down Entity Agreement that the Wind Down Entity Representative deems reasonably necessary or desirable with respect to administering the Plan.

7.    Funding of the Wind Down Entity. On the Effective Date, the Debtors shall fund the Wind Down Entity with the Initial Wind Down Funding Amount.

8.    Wind Down Entity Budget. Following the Effective Date, the Wind Down Entity Board, in accordance with its fiduciary duties and based on the advice of its advisors, shall establish the Wind Down Entity Budget. In establishing the Wind Down Entity Budget, the Wind Down Entity Board shall account for the use of any asset sale proceeds by any Non-Debtor Subsidiary to satisfy any claims against any HERO Entity during the pendency of the Chapter 11 Cases.

In the event that the Initial Wind Down Funding Amount is greater than the cash requirements projected in the Wind Down Entity Budget, the Wind Down Entity Board shall distribute such excess in accordance with the Wind Down Entity Waterfall. Before making any distributions to holders of the Lender Wind Down Claim or Wind Down Entity Interests, the Wind Down Entity Board shall make a good faith determination that it shall be retaining, after taking into account funds to be distributed, sufficient funding for (i) the reconciliation of any Claims for which funds have been reserved in the Disputed Claims Reserve, (ii) the monetization of the Post-Effective Date Assets, (iii) the wind down of the HERO Entities’ businesses and operations and (iv) accomplishing all other objectives of the Wind Down Entity.

9.    Wind Down Entity Representative’s Tax Power. Following the Effective Date, the Wind Down Entity Representative shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors, all tax returns required to be filed or that the Wind Down Entity Representative otherwise deems appropriate. In the event that the Wind Down Entity shall fail or cease to qualify as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), the Wind Down Entity Representative shall take any and all necessary actions as it shall deem appropriate to have the Wind Down Entity classified as a partnership for federal tax purposes under Treasury Regulation section 301.7701-3, including, if necessary, creating or converting the Wind Down Entity into a Delaware limited liability partnership or limited liability company that is so classified.

10.    Wind Down Entity Liens and Lender Wind Down Claim. The Wind Down Entity shall have first-lien, first-priority security interests and Liens on the assets of the Entities owned directly and indirectly by the Wind Down Entity, as set forth and further described in the Confirmation Order and the Wind Down Entity Agreement, which documents shall govern the distributions in respect of the Lender Wind Down Claim and the Wind Down Entity Interests; provided that such Liens and security interests may be subject to certain Liens that were permitted under the First Lien Credit Agreement.

Specifically, with respect to the Lender Wind Down Claim: (a) such claim shall be memorialized in the Confirmation Order and the Wind Down Entity Agreement, which documents shall include an obligation to make payments in respect of the Lender Wind Down Claim on a priority basis in accordance with the Wind Down Entity Waterfall; (b) the Wind Down Entity shall be required to make distributions to the extent of such Lender Wind Down Claim without reference to a fixed maturity date or the granting of remedies for non-payment (other than the ability to assert a claim against the Wind Down Entity for breach of the organizational and/or trust documents, as applicable, governing the Wind Down Entity); and

(c) the Lender Wind Down Claim will be transferable in a manner generally consistent with those for syndicated loans, including that transferees of the Lender Wind Down Claim affirmatively agree to be bound by the terms and conditions of the separate agreement and/or instrument governing the Lender Wind Down Claim.

11.    Lender Wind Down Claim and Wind Down Entity Interests. Except as otherwise provided by the Wind Down Entity Waterfall in respect of the Shareholder Supplemental Cash Distribution, if applicable, unless and until the Lender Wind Down Claim has been paid in full in Cash from the proceeds of the Post-Effective Date Assets, no distributions shall be made by the Wind Down Entity on account of the Wind Down Entity Interests.

12.    Distributions; Withholding. The Wind Down Entity Representative shall make distributions to the holders of the Lender Wind Down Claim and Wind Down Entity Interests in accordance with the terms of the Wind Down Entity Agreement and the Plan. The Wind Down Entity shall make distributions to holders of Wind Down Entity Interests as follows (the “Wind Down Entity Waterfall”):

If Class 7 HERO Common Stock votes to accept the Plan, t (i) after $420 million has been paid to the First Lien Lenders in the aggregate on (x) the First Lien Claims (inclusive of the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases, but exclusive of interest and periodic adequate protection payments other than adequate protection payments designated as principal payments or payments of Applicable Premium) and (y) the Acceptance Lender Wind Down Claim, to the extent not already paid, the Shareholder Supplemental Cash Distribution; and (ii) after payment in full of the Acceptance Lender Wind Down Claim: (a) until such time as the holders of the Class A Wind Down Entity Interests have received $20 million on account of such Class A Wind Down Entity Interests, distributions shall be made Pro Rata to the holders of the Acceptance Wind Down Entity Interests; (b) once the holders of the Class A Wind Down Entity Interests have received $20 million on account of such Class A Wind Down Entity Interests, the next $3 million in distributions shall be made to the holders of the Class B Wind Down Entity Interests; (c) after the Class B Wind Down Entity Interests have received such $3 million, the next $3 million in distributions shall be made to the holders of the Class A Wind Down Entity Interests; and (d) after the holders of the Class A Wind Down Entity Interests have received such $3 million, Pro Rata to the holders of the Acceptance Wind Down Entity Interests. If Class 7 HERO Common Stock votes to reject the Plan, the Wind Down Entity shall make distributions (i) first, on account of the Rejection Shareholder Cash Distribution; and after the Rejection Shareholder Cash Distribution has been funded in full, on account of the Rejection Lender Wind Down Claim; and (iii) after payment in full of the Rejection Lender Wind Down Claim, to holders of Wind Down Entity Interests Pro Rata.

The Wind Down Entity Board may authorize the Wind Down Entity Representative to retain proceeds from the Post-Effective Date Assets to fund additional costs of the Wind Down Entity or the Non-Debtor Subsidiaries following the Effective Date. The Wind Down Entity may withhold from amounts otherwise distributable to any Entity any and all amounts, determined in the Wind Down Entity Representative’s reasonable discretion, required by the Wind Down Entity Agreement, or any law, regulation, rule, ruling, directive, treaty or other governmental requirement. Any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any U.S. federal, state or local tax law or tax authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any Taxes imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations, and, if any party issuing any instrument or making any distribution under the Plan fails to withhold with respect to any such holder’s distribution and is later held liable for the amount of such withholding, the holder shall reimburse such party. The Wind Down Entity Representative or other distribution agent, as applicable, may require, as a condition to the receipt of a distribution, that the holder complete the appropriate Form W-8 or Form W-9, as applicable to each holder. If the holder fails to comply with such a request within 180 days, such distribution shall be deemed an unclaimed distribution and treated in accordance with Articles VI.B.4 and/or VI.B.6 of the Plan.

13.    Insurance. The Wind Down Entity Representative will maintain customary insurance coverage for the protection of the Wind Down Entity Board and the Wind Down Entity Representative on and after the Effective Date.

14.    Exculpation; Indemnification. The Wind Down Entity Representative, the Wind Down Entity, the Wind Down Entity Board, the professionals of the Wind Down Entity and their representatives will be exculpated and indemnified pursuant to the terms of the Wind Down Entity Agreement. The indemnification described in the Wind Down Entity Agreement will exclude willful misconduct, gross negligence and professional malpractice. Any indemnification claim of the Wind Down Entity Representative or the other individuals entitled to indemnification under this subsection shall be satisfied solely from the Post-Effective Date Assets and shall be entitled to a priority distribution therefrom, ahead of the Lender Wind Down Claim and the Wind Down Entity Interests and any other claim to or interest in such assets. The Wind Down Entity Representative, the members of the Wind Down Entity Board and their representatives (as applicable) shall be entitled to rely, in good faith, on the advice of their retained professionals.

15.    Transferability of the Wind Down Entity Interests. The Wind Down Entity Interests shall not be transferable, shall not be certificated and otherwise shall be structured in accordance with applicable nonbankruptcy law such that such Wind Down Entity Interests shall not be deemed to be “securities” under U.S. securities law; provided, however, that, following the Effective Date, the Wind Down Entity Board shall have the discretion to take such steps as necessary to render some or all of the Wind Down Entity Interests transferrable in accordance with all applicable law, including U.S. securities law.

16.    Registry of the Wind Down Entity Interests. The Wind Down Entity Representative shall maintain a registry of the Wind Down Entity Interests.

17.    Federal Income Tax Treatment of Wind Down Entity.

a.    Post-Effective Date Assets Treated as Owned by Holders of the Lender Wind Down Claim and the Wind Down Entity Interests. For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Wind Down Entity Representative and the holders of the Lender Wind Down Claim and the Wind Down Entity Interests) shall treat the transfer of the Post-Effective Date Assets to the Wind Down Entity for the benefit of the holders of the Lender Wind Down Claim and the Wind Down Entity Interests, whether their First Lien Claims or HERO Common Stock are Allowed on or after the Effective Date as (i) a transfer of the Post-Effective Date Assets (subject to any obligations relating to those assets) directly to the holders of the Lender Wind Down Claim and the Wind Down Entity Interests and, to the extent that Post-Effective Date Assets are allocable (a) to Disputed Claims, to the Disputed Claims Reserve, or (b) to Allowed Claims not otherwise paid on the Effective Date, to the Allowed Claims Reserve, followed by (ii) the transfer by the holders of the Lender Wind Down Claim and the Wind Down Entity Interests to the Wind Down Entity of the Post-Effective Date Assets deemed received by such holders pursuant to clause (i) (other than the Post-Effective Date Assets allocable to the Disputed Claims Reserve or the Allowed Claims Reserve) in exchange for the Lender Wind Down Claim and the Wind Down Entity Interests, as applicable. Accordingly, the holders of the Lender Wind Down Claim and the Wind Down Entity Interests shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Post-Effective Date Assets (other than such Post-Effective Date Assets as are allocable to the Disputed Claims Reserve and the Allowed Claims Reserve). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

Subject to contrary definitive guidance from the Internal Revenue Service or a court of competent jurisdiction (including the receipt by the Wind Down Entity Representative of a private letter ruling if the Wind Down Entity Representative so requests, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Wind Down Entity Representative), the Wind Down Entity Representative may (A) timely elect to treat any Disputed Claims Reserve or Allowed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Wind Down Entity Representative, the Debtors and holders of the Lender Wind Down Claim and the Wind Down Entity Interests) shall report for U.S. federal, state and local income tax purposes consistently with the foregoing.

b.    Tax Reporting. The Wind Down Entity Representative shall file tax returns for the Wind Down Entity treating the Wind Down Entity as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with Article IV.B.17 of the Plan. The Wind Down Entity Representative also will annually send to each holder of the Lender Wind Down Claim and the Wind Down Entity Interests a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit (including the receipts and expenditures of the Wind Down Entity) as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns. The Wind Down Entity Representative shall also file (or cause to be filed) any other statement, return or disclosure relating to the Wind Down Entity that is required by any governmental unit.

The valuation of the Post-Effective Date Assets prepared pursuant to Article IV.B.4 of the Plan shall be used consistently by all parties (including the Wind Down Entity Representative and the holders of the Lender Wind Down Claim and the Wind Down Entity Interests) for all U.S. federal income tax purposes, and to the extent permitted by applicable law, for state and local income tax purposes.

Allocations of Wind Down Entity taxable income among the holders of the Lender Wind Down Claim and the Wind Down Entity Interests (other than taxable income allocable to the Disputed Claims Reserve and the Allowed Claims Reserve) shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time, and without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Wind Down Entity had distributed all its assets (valued at their tax book value, and other than assets allocable to the Disputed Claims Reserve and the Allowed Claims Reserve) to the holders of the Lender Wind Down Claim and the Wind Down Entity Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Wind Down Entity. Similarly, taxable loss of the Wind Down Entity shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Post-Effective Date Assets. The tax book value of the Post-Effective Date Assets for the purpose of this paragraph shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

The Wind Down Entity Representative shall be responsible for payment, out of the Post-Effective Date Assets, of any Taxes imposed on the Wind Down Entity or the Post-Effective Date Assets, including the Disputed Claims Reserve and the Allowed Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Disputed Claims Reserve or on account of Allowed Claims in the Allowed Claims Reserve is insufficient to pay the portion of any such Taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims or Allowed Claims, as applicable, such Taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims or Allowed Claims or (ii) to the extent that such Disputed Claims or Allowed Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Wind Down Entity Representative as a result of the resolution of such Disputed Claims or Allowed Claims, as applicable.

The Wind Down Entity Representative may request an expedited determination of Taxes of the Wind Down Entity, including the Disputed Claims Reserve, or the Debtors under section 505(b) of the Bankruptcy Code, for all tax returns filed for, or on behalf of, the Wind Down Entity or the Debtors for all taxable periods through the dissolution of the Wind Down Entity.

c.    Tax Withholding. The Wind Down Entity Representative may withhold and pay to the appropriate tax authority all amounts required to be withheld pursuant to the Tax Code or any provision of any foreign, state or local tax law with respect to any payment or distribution to the holders of the Lender Wind Down Claim and the Wind Down Entity Interests. All such amounts withheld and paid to the appropriate tax authority shall be treated as amounts distributed to such holders of the Lender Wind Down Claim and the Wind Down Entity Interests for all purposes of the Wind Down Entity Agreement. The Wind Down Entity Representative shall be authorized to collect such tax information from the holders of the Lender Wind Down Claim and the Wind Down Entity Interests (including, without limitation, social security numbers or other tax identification numbers) as it, in its sole discretion, deems necessary to effectuate the Plan, the Confirmation Order and the Wind Down Entity Agreement. In order to receive distributions from the Wind Down Entity, all holders of the Lender Wind Down Claim and the Wind Down Entity Interests will need to identify themselves to the Wind Down Entity Representative and provide tax information and the specifics of their holdings, to the extent that the Wind Down Entity Representative deems appropriate. This identification requirement may, in certain cases, extend to holders who hold their securities in street name. The Wind Down Entity Representative may refuse to make a distribution to any holder of the Lender Wind Down Claim and the Wind Down Entity Interests that fails to furnish such information in a timely fashion, until such information is delivered; provided, however, that, upon the delivery of such information by a holder of the Lender Wind Down Claim and the Wind Down Entity Interests, the Wind Down Entity Representative shall make such distribution to which the holder of the Lender Wind Down Claim and the Wind Down Entity Interests is entitled, without interest; and, provided, further, that, if the Wind Down Entity Representative fails to withhold in respect of amounts received or distributable with respect to any such holder and the Wind Down Entity Representative is later held liable for the amount of such withholding, such holder shall reimburse the Wind Down Entity Representative for such liability.

d.    Foreign Tax Matters. The Wind Down Entity Representative shall duly comply on a timely basis with all obligations, and satisfy all liabilities, imposed on the Wind Down Entity Representative or the Wind Down Entity under non-United States law relating to Taxes. The Wind Down Entity Representative, or any other legal representative of the Wind Down Entity, shall not distribute the Post-Effective Date Assets or proceeds thereof without having first obtained all certificates required to have been obtained under applicable non-United States law relating to Taxes.

e.    Dissolution. The Wind Down Entity Board and the Wind Down Entity shall be dissolved at such time as (i) all of the Post-Effective Date Assets have been distributed pursuant to the Plan and the Wind Down Entity Agreement, (ii) the Wind Down Entity Representative determines, in consultation with the Wind Down Entity Board, that the administration of any remaining Post-Effective Date Assets is not likely to yield sufficient additional Wind Down Entity proceeds to justify further pursuit or (iii) all distributions required to be made by the Wind Down Entity Representative under the Plan and the Wind Down Entity Agreement have been made; provided, however, that in no event shall the Wind Down Entity be dissolved later than five years from the Effective Date unless the Court, upon motion within the six-month period prior to the fifth anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension (not to exceed two years, including any prior extensions, without a favorable private letter ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Wind Down Entity Representative that any further extension would not adversely affect the status of the Wind Down Entity as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Post-Effective Date Assets.

Upon dissolution of the Wind Down Entity, the Wind Down Entity Representative shall distribute any remaining proceeds from the monetization of the Post-Effective Date Assets and any remaining amount of the Initial Wind Down Funding Amount (a) first, to satisfy the remaining amount of the Lender Wind Down Claim, if any, and (b) then, to the holders of the Wind Down Entity Equity Interests in accordance with their respective percentage interests, subject to the priorities otherwise set forth herein in the Wind Down Entity Waterfall if Class 7 HERO Common Stock votes to accept the Plan.

Notwithstanding the foregoing paragraph, if, at any time, the Wind Down Entity Representative determines, in reliance upon such professionals as the Wind Down Entity Representative may retain and in consultation with the Wind Down Entity Board, that the expense of administering the Wind Down Entity so as to make a final distribution on account of Lender Wind Down Claim and/or to the holders of Wind Down Entity Interests is likely to exceed the value of the assets remaining in the Wind Down Entity, the Wind Down Entity Representative may apply to the Court for authority to (i) reserve any amount necessary to dissolve the Wind Down Entity, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the Tax Code, (B) exempt from U.S. federal income tax under section 501(a) of the Tax Code, (C) not a “private foundation,” as defined in section 509(a) of the Tax Code and (D) that is unrelated to the Debtors, the Wind Down Entity and any insider of the Wind Down Entity Representative and (iii) dissolve the Wind Down Entity.

18.    Disputed Claims Reserve. On the Effective Date, the Wind Down Entity shall establish and fund the Disputed Claims Reserve with Cash in an amount approved by the Court. The Disputed Claims Reserve shall be maintained in trust for holders of Priority Tax Claims, Non-Priority Tax Claims, Other Secured Claims and General Unsecured Claims not yet Allowed as of the Effective Date and not paid prior to the Effective Date or as part of the distributions provided for under the Plan. Each such Claim shall be paid in full in Cash from funds held in the Disputed Claims Reserve as soon as practicable after the date on which such Claim becomes an Allowed Claim. Such Claims shall be paid first from amounts in the Disputed Claims Reserve and then from the assets of the Wind Down Entity only if no funds remain in the Disputed Claims Reserve. When all such Claims have been paid in full, amounts remaining in the Disputed Claims Reserve, if any, shall be returned to the Wind Down Entity and shall be used by the Wind Down Entity Board to (a) first, satisfy the remaining amount of Rejection Shareholder Cash Distribution, if any, (b) then, satisfy the remaining amount of the Lender Wind Down Claim, if any, and (c) then, to the holders of the Wind Down Entity Equity Interests in accordance with their respective percentage interests. For the avoidance of doubt, Administrative Claims shall not be paid from the Disputed Claims Reserve.

19.    Allowed Claims Reserve. On the Effective Date, the Wind Down Entity shall establish and fund the Allowed Claims Reserve with Cash in an amount equal to the amount of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Priority Tax Claims, Allowed Other Secured Claims and Allowed General Unsecured Claims that are not otherwise paid on or prior to the Effective Date. The Allowed Claims Reserve shall be maintained in trust for holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Priority Tax Claims, Allowed Other Secured Claims and Allowed General Unsecured Claims not otherwise paid on or prior to the Effective Date. Each such Claim shall be paid in full in Cash from funds held in the Allowed Claims Reserve as soon as practicable after the Effective Date. Such Claims shall be paid first from amounts in the Allowed Claims Reserve and then from the assets of the Wind Down Entity only if no funds remain in the Allowed Claims Reserve. When all such Claims have been paid in full, amounts remaining in the Allowed Claims Reserve, if any, shall be returned to the Wind Down Entity and shall be used by the Wind Down Entity Board to (a) first, satisfy the Rejection Shareholder Cash Distribution remaining amount, if any, (b) then, satisfy the remaining amount of the Lender Wind Down Claim, if any, and (c) then, to the holders of the Wind Down Entity Equity Interests in accordance with their respective percentage interests.

C.	Preservation of Causes of Action.

Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with Bankruptcy Code section 1123(b), the Debtors shall convey to the Wind Down Entity all rights to commence, prosecute or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, which shall vest in the Wind Down Entity pursuant to the terms of the Plan and the Wind Down Entity Agreement. The Wind Down Entity may enforce all rights to commence, prosecute, or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Wind Down Entity’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Wind Down Entity may pursue such Causes of Action and may retain and compensate professionals in the analysis or pursuit of such Causes of Action to the extent the Wind Down Entity deems appropriate, including on a contingency fee basis. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Wind Down Entity will not pursue any and all available Causes of Action against them. The Debtors and the Wind Down Entity expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Wind Down Entity expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. The Wind Down Entity reserves and shall retain the foregoing Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The Wind Down Entity shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Court.

D.	Corporate Action.

Upon the Effective Date or as soon thereafter as reasonably practicable, after (a) making distributions provided for under the Plan and (b) the vesting of the Post-Effective Date Assets in the Wind Down Entity, the Debtors shall be deemed to have been dissolved and terminated and all of the remaining assets of the Debtors shall be transferred to the Wind Down Entity.

Upon the Effective Date, the terms of all directors and officers of all Debtors shall be deemed to have expired, all such directors and officers shall be released of their duties, and all actions in furtherance of the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by the Debtors, holders of Claims or Equity Interests, directors, managers, or officers of the Debtors, or any other Entity or Person, including the transfer of assets of the Debtors to the Wind Down Entity and the dissolution or winding up of the Debtors. The directors and officers of the Debtors and the Wind Down Entity, as applicable, shall be authorized to execute, deliver, file, or record such contracts, instruments, release, and other agreements or documents and take such other actions as they may deem in their sole discretion necessary or appropriate to effectuate and implement the provisions of the Plan. The authorizations and approvals contemplated by Article IV.D of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

E.	Cancellation of Certain Indebtedness, Agreements, and Existing Securities.

On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the Restructuring Support Agreement, the First Lien Credit Agreement and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors giving rise to any Claim or Equity Interest or any option, warrant, or right, contractual or otherwise, to acquire an Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to any such Debtors, and the Wind Down Entity shall not have any continuing obligations thereunder; and the obligations of any of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Restructuring Support Agreement, the First Lien Credit Agreement and any other shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of any of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan or assumed by any such Debtors) shall be released and discharged; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided herein, (b) resolving disputes with respect to the allowance of any Claim, (c) allowing the First Lien Agent to make distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such agreement, and (d) allowing the First Lien Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. For the avoidance of doubt, nothing in this section shall affect the discharge of or result in any obligation, liability, or expense of the Debtors or the Wind Down Entity, or affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any additional obligation, expense, or liability of the Debtors or the Wind Down Entity. On and after the Effective Date, all duties and responsibilities of the First Lien Agent shall be discharged except to the extent required to effectuate the Plan.

F.	Substantive Consolidation for Plan Purposes Only.

The Plan shall serve as a motion by the Debtors seeking entry of a Court order substantively consolidating the Debtors’ Estates into a single consolidated Estate, solely for all purposes associated with Confirmation and Consummation of the Plan. Upon Confirmation, for Plan purposes only, on the Effective Date, the Debtors shall be deemed merged into HERO, and (a) all assets and liabilities of the Debtors shall be deemed merged into HERO, (b) all guaranties of any Debtor of the payment, performance, or collection of the obligations of another Debtor shall be eliminated and cancelled, (c) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (d) all joint obligations of two or more Debtors, and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed only as a single Claim against the consolidated Debtors, and (e) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the Debtors on and after the Effective Date. Entry of the Confirmation Order will constitute the approval, pursuant to Bankruptcy Code section 105(a), effective as of the Effective Date, of the deemed substantive consolidation of the Chapter 11 Cases of the Debtors for purposes of voting on, confirmation of, and distributions under the Plan.

Notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only) shall not (other than for purposes related to funding distributions under the Plan) affect (a) the legal and organizational structure of the Debtors or the Wind Down Entity, (b) the allowance or disallowance of any Claim, the treatment therefor or improve or impair the rights of the holder of any Claim or Equity Interest or the rights of the Debtors or the Wind Down Entity to dispute the allowance of or object to any Claim or Equity Interest, (c) pre- and post-Petition Date guaranties, Liens and security interests that were required to be maintained (i) in connection with any executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed by the Debtors or (ii) pursuant to the Plan, (d) distributions out of any insurance policies or proceeds of such policies, and (e) the tax treatment of the Debtors. Furthermore, notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only), shall not affect the statutory obligation of each and every Debtor to pay quarterly fees to the U.S. Trustee pursuant to 28 U.S.C. §1903(a)(6) and Article II.D of the Plan.

In the event that the Court does not order such deemed substantive consolidation of the Debtors, then except as specifically set forth in the Plan (a) nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor, (b) Claims against multiple Debtors shall be treated as separate Claims against each applicable Debtor for all purposes (including, without limitation, distributions and voting) and such Claims shall be administered as provided in the Plan, (c) the Debtors shall not, nor shall they be required to, resolicit votes with respect to the Plan and (d) the Debtors may seek confirmation of the Plan as if the Plan is a separate Plan for each of the Debtor.

G.	Section 1145 Exemption.

The offering, issuance, and distribution of the Wind Down Entity Interests, to the extent such interests constitute or may be deemed to constitute securities under applicable U.S. securities law, shall be exempt from the registration and prospectus delivery requirements of the Securities Act and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities pursuant to Bankruptcy Code section 1145.

H.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Wind Down Entity and the Wind Down Entity Board, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Lender Wind Down Claim and the Wind Down Entity Interests issued pursuant to the Plan, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

I.	No Further Approvals.

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, the Wind Down Entity, or any entity created to effectuate the provisions of the Plan.

J.	Pre-Effective Date Injunctions or Stays.

All injunctions or stays, whether by operation of law or by order of the Court, provided for in the Chapter 11 Cases pursuant to Bankruptcy Code sections 105 or 362 or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

K.	Intercompany Claims.

Notwithstanding anything to the contrary herein, Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Debtors and the Requisite Consenting Lenders in their reasonable discretion. The rights of any Debtor with respect to any Intercompany Claim that is not discharged on the Effective Date shall be transferred to the Wind Down Entity on the Effective Date without any further action by the Debtors or the Wind Down Entity. Each Debtor that holds an Intercompany Claim shall be entitled to account for such Intercompany Claim in its books and records as an asset of such Debtor. The Debtors, with the consent of the Requisite Consenting Lenders, which consent shall not be unreasonably withheld, and, after the Effective Date, the Wind Down Entity, shall have the right to retain any Intercompany Claim, or effect such transfers and setoffs with respect to Intercompany Claims and Intercompany Interests as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by applicable law.

L.	Claims By/Against Non-Debtor Subsidiaries.

Any Claim, Cause of Action, or remedy asserted by any Debtor against any Non-Debtor Subsidiary or any Non-Debtor Subsidiary against any Debtor shall be, as of the Effective Date, reinstated, adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, cancelled, or discharged to the extent determined appropriate by the applicable Debtor or the Wind Down Entity and applicable Non-Debtor Subsidiary, as applicable, subject to the consent of the Requisite Consenting Lenders, which consent shall not be unreasonably withheld. Any such transaction may be effectuated prior to, on or subsequent to the Effective Date without any further action by the Court or by the holders of Wind Down Entity Interests.

M.	Existing Benefits Agreements and Retiree Benefits.

Except as such benefits may be otherwise treated by the Debtors in a manner permissible under applicable law or ordered by the Court during the pendency of the Chapter 11 Cases or in connection with Confirmation, all Existing Benefits Agreements and other retiree benefit programs (if any) shall be deemed rejected immediately prior to the Consummation of the Plan on the Effective Date or as otherwise may be agreed by the Debtors and the other parties thereto.

N.	Severance and Incentive Plan; Employment Agreements.

On the Effective Date, the existing employment agreements for each of the Executives shall be rejected, and each of the Executives shall be granted, in accordance with Bankruptcy Code section 502(b)(7), an Allowed General Unsecured Claim in an amount equal to the amount of the base salary (as of May 26, 2016) and benefits provided by their respective employment agreements, without acceleration, for one year following the Petition Date, plus any unpaid base salary, unpaid benefits and unpaid expense reimbursements due under such employment agreements, without acceleration, as of the Petition Date; provided, however, that (i) the aggregate amount of the portions of all such Allowed General Unsecured Claims of the Executives related to base salary (excluding unpaid base salary) shall not exceed $2.09 million, and (ii) the amount of the portion of each such Allowed General Unsecured Claim of an Executive related to benefits (excluding unpaid benefits) shall not exceed $24,000.

Any employment agreement or similar benefits agreement between any executive, contractor or other employee that is not an Executive and any Debtor shall, unless otherwise agreed among the Debtors and the Requisite Consenting Lenders, be rejected immediately prior to the Effective Date of the Plan unless otherwise agreed among such executive, contractor or other employee and the Requisite Consenting Lenders.

O.	Indemnification of Directors, Officers, and Employees.

Notwithstanding any other provisions of the Plan, from and after the Effective Date, indemnification obligations owed by the Debtors or the Wind Down Entity to directors, officers, or employees of the Debtors who served or were employed by the Debtors before, on or after the Petition Date, to the extent provided in the articles or certificates of incorporation, by-laws or similar constituent documents, by statute or by written agreement, policies or procedures of the Debtors, will be deemed to be, and treated as though they are, Executory Contracts that are assumed pursuant to the Plan and Bankruptcy Code section 365. All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date.

Director and officer insurance will continue in place for the directors and officers of all of the HERO Entities during the Chapter 11 Cases on existing terms. After the Effective Date, the Wind Down Entity shall not terminate or otherwise reduce the coverage under any director and officer insurance policies (including any “tail policy”) then in effect. Directors and officers shall be indemnified by the Wind Down Entity to the extent of such insurance. Any modifications, amendments, or the procuring of director and officer insurance shall require reasonable consent by the Requisite Consenting Lenders.

P.	Fees and Expenses of the Ad Hoc Group and the First Lien Agent.

On the Effective Date, the Debtors shall pay all unpaid reasonable and documented fees and expenses of Kirkland & Ellis LLP and White & Case LLP, as counsel to the Ad Hoc Group, White & Case LLP, as counsel to Luminus Management LLC and Soros Fund Management LLC, and Klehr, Harrison, Harvey, Branzburg LLP, as local counsel to the Ad Hoc Group, and reasonable and documented fees and expenses of other professionals retained by the Ad Hoc Group that have executed engagement letters with the Debtors, as well as reasonable fees and expenses incurred by the First Lien Agent, including the unpaid reasonable and documents fees and expenses of King & Spalding LLP, as restructuring counsel, White & Case LLP as counsel with respect to the administration of the First Lien Credit Agreement and other Loan Documents (as defined in the First Lien Credit Agreement), special maritime counsel and Bayard, P.A., as local counsel, in each case incurred in connection with the Restructuring.

ARTICLE V.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	General Settlement of Claims and Interests.

Pursuant to Bankruptcy Code section 363 and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Equity Interests and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim may have with respect to any Allowed Claim, or any distribution to be made on account of such Allowed Claim.

Without limiting the foregoing, the provisions of the Plan shall, upon Consummation, constitute a good faith compromise and settlement, pursuant to Bankruptcy Rule 9019 and Bankruptcy Code section 1123, among the Debtors, the Non-Debtor Subsidiaries and the holders of First Lien Claims of any and all disputes among the parties or any Causes of Action of the Debtors, the Estates or the Non-Debtor Subsidiaries against the holders of First Lien Claims and the consideration therefor shall consist of the receipt by the holders of First Lien Claims of the releases contemplated by Article V of the Plan in exchange for their agreement to compromise their First Lien Claims as set forth herein (including through the Mediation Settlement, their agreement to the Rejection Shareholder Cash Distribution and the reduction by the First Lien Claim Reduction Amount of Cash to be distributed on account of the Allowed First Lien Claims), and their enabling holders of Allowed General Unsecured Claims to be paid in full under the Plan and the holders of HERO Common Stock to receive their Pro Rata share of (a) the Shareholder Effective Date Cash Distribution and 100% of the Class B Wind Down Entity Interests, if Class 7 HERO Common Stock votes to accept the Plan or (b) the Rejection Shareholder Cash Distribution and 100% of the Rejection Wind Down Entity Interests, if Class 7 HERO Common Stock votes to reject the Plan, notwithstanding the fact that (x) the Rejection Shareholder Cash Distribution will be distributed to holders of HERO Common Stock prior to any distribution on the Rejection Lender Wind Down Claim and (y) holders of First Lien Claims will not be paid in full as a result of their agreement to reduce the amount of the Rejection Lender Wind Down Claim by the First Lien Claim Reduction Amount. For the avoidance of doubt, upon Consummation, the Plan shall also constitute a good faith compromise and settlement of the objections to the First Lien Claims set forth in the First Lien Claim Objection and any and all Claims and Causes of Actions addressed in the Standing Motion. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Non-Debtor Subsidiaries and the holders of First Lien Claims reserve all of their respective rights with respect to any and all disputes that would have been resolved and settled under the Plan (including in connection with the Mediation Settlement) had the Effective Date occurred.

The entry of the Confirmation Order shall constitute the Court’s approval of each of the compromises and settlements embodied in the Plan (including the Mediation Settlement), and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their Estates, creditors, holders of HERO Common Stock and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The Plan and the Confirmation Order shall have res judicata, collateral estoppel, and estoppel (judicial, equitable, or otherwise) effect with respect to all matters provided for, or resolved pursuant to, the Plan and/or the Confirmation Order, including, without limitation, the release, injunction, exculpation, and compromise provisions contained in the Plan and/or the Confirmation Order. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

B.	Subordination of Claims

The allowance, classification and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto. However, the Debtors reserve the right to reclassify any Allowed Claim or Equity Interest in accordance with any contractual, legal or equitable subordination relating thereto, unless otherwise provided in a settlement agreement concerning such Allowed Claim or Equity Interest.

C.	Release of Liens.

Except as otherwise expressly provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Debtors’ Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, and other security interests shall revert to the Wind Down Entity and each of their successors and assigns.

D.	Releases by the Debtors.

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the wind down of the Debtors, the implementation of the transactions contemplated by the Restructuring Support Agreement and the Plan and the compromises contained herein, on and after the Effective Date, the Released Parties are hereby released and discharged by the Debtors, the Wind Down Entity, the Non-Debtor Subsidiaries, and the Estates, including any successor to the Debtors or any Estate representative from all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Non-Debtor Subsidiaries, the Wind Down Entity or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors and their Non-Debtor Subsidiaries, the Estates, the conduct of the businesses of the Debtors and their Non-Debtor Subsidiaries, the Chapter 11 Cases, the Escrow Release Payment, the defaults and events of default described in the Forbearance Agreement, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the resolution or payment of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Restructuring Support Agreement, the Plan, the Plan Supplement, the Disclosure Statement, the Wind Down Entity Agreement, the

documents evidencing the Lender Wind Down Claims, the Forbearance Agreement or, in each case, related agreements, instruments or other documents, any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, affiliate or responsible party, or any transaction entered into or affecting, a Non-Debtor Subsidiary, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a Final Order to have constituted gross negligence or willful misconduct.

E.	Releases by Holders of Claims and Equity Interests.

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the wind down of the Debtors, the implementation of the transactions contemplated by the Restructuring Support Agreement or the Plan, and the compromises contained herein, on and after the Effective Date, to the fullest extent permitted by applicable law, the Releasing Parties shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including: any derivative claims asserted or assertable on behalf of a Debtor or a Non-Debtor Subsidiary, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Non-Debtor Subsidiaries, the Wind Down Entity or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors and their Non-Debtor Subsidiaries, the Estates, the conduct of the businesses of the Debtors and their Non-Debtor Subsidiaries, the Chapter 11 Cases, the Escrow Release Payment, the defaults and events of default described in the Forbearance Agreement, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the Non-Debtor Subsidiaries or the Wind Down Entity, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the resolution or payment of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Restructuring Support Agreement, the Plan, the Plan Supplement, the Disclosure Statement, the Wind Down Entity Agreement, the documents evidencing the Lender Wind Down Claim, the Forbearance Agreement or, in each case, related agreements, instruments or other documents, any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, affiliate or responsible party, or any transaction entered into or affecting, a Non-Debtor Subsidiary, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a Final Order to have constituted gross negligence or willful misconduct.

Each Person providing releases under the Plan, including the Debtors, the Wind Down Entity, the Non-Debtor Subsidiaries, the Estates and the Releasing Parties, shall be deemed to have granted the releases set forth in those sections notwithstanding that such Person may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of such releases to those claims or Causes of Action actually known or suspected to exist at the time of execution of such release.

F.	Exculpation.

Notwithstanding anything herein to the contrary and to the extent permitted by applicable law, the Exculpated Parties shall neither have nor incur any liability to any Entity for any Plan-Related Action; provided that nothing in the foregoing “Exculpation” shall exculpate any Entity from any liability resulting from any act or omission that is determined by Final Order to have constituted fraud, willful misconduct, gross negligence, or criminal conduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement.

Notwithstanding anything herein to the contrary, as of the Effective Date, pursuant to Bankruptcy Code section 1125(e), the Solicitation Parties upon appropriate findings of the Court will be deemed to have solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan of a Wind Down Entity, and shall not be liable to any Entity on account of such solicitation or participation.

In addition to the protections afforded in Article V.F of the Plan to the Exculpated Parties, and not in any way reducing or limiting the application of such protections, the Court retains exclusive jurisdiction over any and all Causes of Action for any Plan-Related Action that are not otherwise exculpated or enjoined by the Plan.

G.	Injunction.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR EQUITY INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO THE PLAN OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE V OF THE PLAN ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE WIND DOWN ENTITY, OR THE RELEASED PARTIES: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH

RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION, OR EQUITY INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION, OR EQUITY INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH RELEASED PARTIES OR AGAINST THE PROPERTY OR ESTATES OF SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION, OR EQUITY INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY OF THE DEBTORS, WIND DOWN ENTITY, OR NON-DEBTOR SUBSIDIARIES OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF ANY OF THE DEBTORS, THE WIND DOWN ENTITY, OR NON-DEBTOR SUBSIDIARIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION, OR EQUITY INTERESTS; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, CAUSES OF ACTION, OR EQUITY INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN OR CONFIRMATION ORDER.

H.	Limitations on Exculpations and Releases.

Notwithstanding anything contained herein to the contrary, the releases and exculpation contained herein do not release any obligations of any party arising under the Plan or any document, instrument or agreement (including those set forth in the Wind Down Entity Agreement, in respect of the Lender Wind Down Claim, and the Plan Supplement) executed to implement the Plan.

I.	Preservation of Insurance.

Nothing in the Plan shall diminish or impair the enforceability of any insurance policy that may provide coverage for claims against the Debtors, the Wind Down Entity, the Non-Debtor Subsidiaries, their current and former directors and officers, or any other Person.

ARTICLE VI.

DISTRIBUTIONS UNDER THE PLAN

A.	Procedures for Treating Disputed Claims.

1.    Filing Proofs of Claim. In the event that a holder of a Claim files a proof of Claim with the Court, it will be deemed to have consented to the exclusive jurisdiction of the Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim, except as otherwise ordered by the Court or provided herein.

2.    Disputed Claims. If the Debtors or Wind Down Entity dispute any Claim as to which no proof of Claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced, provided, however, that the Debtors or the Wind Down Entity may elect to object under Bankruptcy Code section 502 to any proof of Claim filed by or on behalf of a holder of a Claim.

3.    Objections to Claims. Except insofar as a Claim is Allowed under the Plan or has already been paid by the Debtors in the ordinary course of business pursuant to an order of the Court, after the Confirmation Date to the Effective Date, the Debtors and, after the Effective Date, the Wind Down Entity, shall have exclusive authority to object to Claims. Notwithstanding the foregoing, the Debtors and the Wind Down Entity shall be entitled to dispute and/or otherwise object to any Claim in accordance with applicable law, including Bankruptcy Code section 502. If the Debtors or the Wind Down Entity disputes any Claim as to which no proof of Claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. From and after the Effective Date, the Wind Down Entity may settle or compromise any Disputed Claims without any further notice to or action, order or approval of the Court or any other party, and the Wind Down Entity Representative shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice or action, order or approval of the Court. In any action or proceeding to determine the existence, validity, or amount of any Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such Claim are preserved as if the Chapter 11 Cases had not been filed.

4.    Expunged Claims. Except as provided herein or otherwise agreed, any and all proofs of Claim (other than proofs of Claim filed on account of Specified Claims or Rejection Damage Claims) shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Court and the Claim on which such proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

B.	Allowed Claims and Equity Interests.

1.    Delivery of Distributions in General. Except as otherwise provided herein, distributions under the Plan shall be made by the Debtors or the Wind Down Entity (or their agents or designees) to the holders of Allowed Claims and HERO Common Stock in all Classes for which a distribution is provided in the Plan at the addresses set forth on the Schedules (if filed) or in the Debtors’ books and records, as applicable, unless such addresses are superseded by proofs of Claim or Equity Interests or transfers of Claim filed pursuant to Bankruptcy Rule 3001 by the Record Date (or at the last known addresses of such holders if the Debtors or the Wind Down Entity have been notified in writing of a change of address). Neither the Debtors nor the Wind Down Entity shall be required to, but may in its sole and absolute discretion, make any payment on account of any Claim or Equity Interest in the event that the costs of making such payment exceeds the amount of such payment.

2.    Delivery of Distributions to First Lien Claims. Distributions under the Plan to holders of First Lien Claims shall be made by the Debtors or the Wind Down Entity to the First Lien Agent, which, in turn, shall make the distributions to the First Lien Lenders.

3.    Distribution of Cash. Any payment of Cash by the Debtors or the Wind Down Entity pursuant to the Plan shall be made at the option and in the sole discretion of the Debtors or the Wind Down Entity by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Debtors or the Wind Down Entity.

4.    Unclaimed Distributions of Cash. Any distribution of Cash under the Plan that is unclaimed after six (6) months after it has been delivered (or attempted to be delivered) shall, pursuant to Bankruptcy Code section 347(b), become the property of the Wind Down Entity notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such unclaimed Allowed Claim or Allowed Equity Interest to such distribution or any subsequent distribution on account of such Allowed Claim or Allowed Equity Interest shall be extinguished and forever barred.

5.    Distributions of Wind Down Entity Interests. On or shortly following the Effective Date, the Debtors or the Wind Down Entity (or their agents or designees) shall notify the holders of the Wind Down Entity Interests of their applicable Wind Down Entity Interests.

6.    Unclaimed Distributions of Wind Down Entity Interests. Any notice of Wind Down Entity Interests under the Plan that is returned and thereafter unclaimed after six (6) months after it has been delivered (or attempted to be delivered) shall be retained by the Wind Down Entity and then cancelled, notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such Allowed First Lien Claim or HERO Common Stock to such distribution or any subsequent distribution on account of such Allowed First Lien Claim or HERO Common Stock shall be extinguished and forever barred.

7.    Saturdays, Sundays, or Legal Holidays. If any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

8.    Fractional Wind Down Entity Interests. Notwithstanding any other provision in the Plan to the contrary, no fractional Wind Down Entity Interests shall be issued or distributed pursuant to the Plan. Whenever any distribution of a fraction of a Wind Down Entity Interest would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share or warrant (up or down), with half Wind Down Entity Interests or less being rounded down and fractions in excess of a half of a Wind Down Entity Interest being rounded up. No consideration will be provided in lieu of fractional Wind Down Interests that are rounded down.

9.    Distributions to Holders of Claims:

(a)    Initial Distribution to Claims Allowed as of the Effective Date. On or as soon as reasonably practicable after the Effective Date, or as otherwise expressly set forth in the Plan, the Debtors or the Wind Down Entity (or their agents or designees) shall distribute Cash to the holders of Allowed Claims as contemplated herein.

(b)    Claims Allowed after the Effective Date. Each holder of a Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive the distribution to which such holder of an Allowed Claim is entitled as set forth in Article III of the Plan, and distributions to such holder shall be made in accordance with the provisions of the Plan. As soon as practicable after the date that the Claim becomes an Allowed Claim, the Wind Down Entity shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

10.    Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. Distributions made on account of any Disputed Claim that becomes an Allowed Claim shall be made from the Disputed Claims Reserve until it is exhausted.

11.    Interest on Claims and Equity Interests. Except as specifically provided for in the Plan, no Claims or Equity Interests, Allowed or otherwise (including Administrative Claims), shall be entitled, under any circumstances, to receive any interest on a Claim or Equity Interests.

C.	Allocation of Consideration.

The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the principal amount of the Allowed Claim for such holders, and any remaining consideration as satisfying accrued, but unpaid interest, as applicable.

D.	Estimation.

Prior to or after the Effective Date, the Debtors or the Wind Down Entity, as applicable, may (but are not required to), at any time, request that the Court estimate (i) any Disputed Claim pursuant to Bankruptcy Code section 502(c) or (ii) any contingent or unliquidated Claim pursuant to Bankruptcy Code section 502(c), for any reason, regardless of whether the Debtors have or the Wind Down Entity has previously objected to such Claim or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. In the event that the Court estimates any Claim, such estimated amount shall constitute either (i) the Allowed amount of such Claim, (ii) the amount on which a reserve is to be calculated for purposes of any reserve requirement under the Plan or (iii) a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes the maximum limitation on such Claim, the Debtors or the Wind Down Entity, as the case may be, may elect to object to any ultimate allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and not necessarily exclusive of one another.

E.	Insured Claims.

If any portion of an Allowed Claim is an Insured Claim, no distributions under the Plan shall be made on account of such Allowed Claim until the holder of such Allowed Claim has exhausted all remedies with respect to any applicable insurance policies. To the extent that the Debtors’ insurers agree to satisfy a Claim in whole or in part, then immediately upon such agreement, the portion of such Claim so satisfied may be expunged without an objection to such Claim having to be filed and without any further notice to or action, order or approval of the Court.

ARTICLE VII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, except as otherwise set forth in the Plan, the Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to Bankruptcy Code sections 105(a) and 1142, including jurisdiction:

(i)    to resolve any matters related to (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which one or more of the Debtors or the Wind Down Entity is party or with respect to which the Debtors or the Wind Down Entity may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to Bankruptcy Code section 365; and (b) any dispute regarding whether a contract or lease is or was executory or expired;

(ii)    to determine, adjudicate, or decide any other applications, adversary proceedings, contested matters, and any other matters pending on the Effective Date;

(iii)    to ensure that distributions to holders of Allowed Claims and HERO Common Stock are accomplished as provided herein;

(iv)    to resolve disputes as to the ownership of any Claim or HERO Common Stock;

(v)    to allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or HERO Common Stock;

(vi)    to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, reversed, modified, or vacated;

(vii)    to issue such orders in aid of execution of the Plan, to the extent authorized by Bankruptcy Code section 1142;

(viii)    to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including the Confirmation Order;

(ix)    to hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code sections 330, 331, and 503(b) and any disputes arising in connection with adequate protection payments in respect of professional fees for prepetition secured parties;

(x)    to hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of the Plan, including the release of the Guarantee Claims;

(xi)    to hear and determine any issue for which the Plan requires a Final Order of the Court;

(xii)    to hear and determine matters concerning state, local, and federal Taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

(xiii)    to hear and determine any Causes of Action preserved under the Plan;

(xiv)    to hear and determine any matter, case, controversy, suit, dispute, or Cause of Action (if any) (i) regarding the existence, nature, and scope of the discharge, releases, injunctions, and exculpation provided under the Plan, and (ii) enter such orders as may be necessary or appropriate to implement such discharge, releases, injunctions, exculpations, and other provisions;

(xv)    to enter a final decree closing the Chapter 11 Cases;

(xvi)    to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with Consummation or enforcement of the Plan;

(xvii)    to enforce all orders previously entered by the Court; and

(xviii)    to hear any other matter not inconsistent with the Bankruptcy Code.

For the avoidance of doubt, the Court shall not retain exclusive jurisdiction with respect to the following documents entered into by the Wind Down Entity on or after the Effective Date: (i) the Wind Down Entity Agreement; and (ii) the documents evidencing the Lender Wind Down Claim.

ARTICLE VIII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Except for Executory Contracts and Unexpired Leases specifically designated as assumed on the Schedule of Assumed Executory Contracts and Unexpired Leases, each Executory Contract and Unexpired Lease shall be deemed rejected as of the Effective Date under Bankruptcy Code section 365. The Confirmation Order, if not by a separate order entered by the Bankruptcy Court, will constitute an order of the Court approving the assumption or rejection of Executory Contracts and Unexpired Leases pursuant to Bankruptcy Code sections 365 and 1123 as of the Effective Date.

The assumption of any Executory Contracts and Unexpired Leases in the Chapter 11 Cases or otherwise through the Confirmation Order (or other order by the Bankruptcy Court) may include the assignment of certain of such contracts to the Wind Down Entity or the Non-Debtor Subsidiaries, each of which shall be deemed to have provided adequate assurance of future performance pursuant to section 365(b) of the Bankruptcy Code in accordance with the terms of this Plan. Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Requisite Consenting Lenders, which consent shall not be unreasonably withheld) and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Cure Claims.

At the election of the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity, as applicable, any monetary defaults under each Executory Contract and Unexpired Lease to be assumed and assigned under the Plan shall be satisfied pursuant to Bankruptcy Code section 365(b)(1) in one of the following ways: (i) payment of the Cure Claim in Cash on or as soon as reasonably practicable following the occurrence of (A) thirty (30) days after the determination of the Cure Claim, and (B) the Effective Date or such other date as may be set by the Court; or (ii) on such other terms as agreed to by the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity and the non-Debtor counterparty to such Executory Contract or Unexpired Lease.

In the event of a dispute pertaining to assumption or assignment, the Cure Claim payments required by Bankruptcy Code section 365(b)(1) shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. No later than the Plan Supplement Filing Date, to the extent not previously filed with the Court and served on affected counterparties, the Debtors shall provide for notices (in form and substance reasonably acceptable to the Requisite Consenting Lenders) of proposed assumption and proposed cure amounts to be sent to applicable contract and lease counterparties, together with procedures for objecting thereto and resolution of disputes by the Court (in form and substance reasonably acceptable to the Requisite Consenting Lenders). Any objection by a contract or lease counterparty to a proposed assumption or related cure amount must be filed, served, and actually received by the Debtors and counsel to the Ad Hoc Group by the date on which objections to Confirmation are due (or such other date as may be provided in the applicable assumption notice). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

The only adequate assurance of future performance of any executory contract or unexpired lease that is assumed in connection with the Plan shall be the promise of the Wind Down Entity or applicable Non-Debtor Subsidiary to perform all obligations under any executory contract or unexpired lease under the Plan.

ASSUMPTION OF ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE PURSUANT TO THE PLAN OR OTHERWISE SHALL RESULT IN THE FULL RELEASE AND SATISFACTION OF ANY CLAIMS OR DEFAULTS, WHETHER MONETARY OR NONMONETARY, INCLUDING DEFAULTS OF PROVISIONS RESTRICTING THE CHANGE IN CONTROL OR OWNERSHIP INTEREST COMPOSITION OR OTHER BANKRUPTCY-RELATED DEFAULTS, ARISING UNDER ANY ASSUMED EXECUTORY CONTRACT OR UNEXPIRED LEASE AT ANY TIME BEFORE THE DATE ANY OF THE DEBTORS OR THE WIND DOWN ENTITY ASSUMES SUCH EXECUTORY CONTRACT OR UNEXPIRED LEASE. ANY PROOFS OF CLAIM FILED WITH RESPECT TO AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT HAS BEEN ASSUMED SHALL BE DEEMED DISALLOWED AND EXPUNGED, WITHOUT FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE COURT.

Obligations arising under insurance policies assumed by any of the Debtors before the Effective Date shall be adequately protected in accordance with any order authorizing such assumption.

C.	Rejection and Repudiation of Executory Contracts and Unexpired Leases.

On the Effective Date, each Executory Contract and Unexpired Lease, including any Existing Benefits Agreement, that is not listed on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be deemed rejected or repudiated pursuant to Bankruptcy Code section 365. Each contract or lease not listed on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be rejected only to the extent that such contract or lease constitutes an Executory Contract or Unexpired Lease. Until the Effective Date, the Debtors expressly reserve their right to amend the Schedule of Assumed Executory Contracts and Unexpired Leases to delete any Executory Contract or Unexpired Lease therefrom or to add any Executory Contract or Unexpired Lease thereto. Listing a contract or lease on the Schedule of Assumed Executory Contracts and Unexpired Leases shall not constitute an admission by the Debtors or the Wind Down Entity that such contract or lease is an Executory Contract or Unexpired Lease or that such Debtor or the Wind Down Entity, as applicable, has any liability thereunder. The Debtors or the Wind Down Entity, as applicable, may abandon any personal property that may be located at any premises that are subject to any rejected Unexpired Lease.

D.	Rejection Damage Claims.

If the rejection or repudiation of an Executory Contract or Unexpired Lease prior to the Confirmation Date results in a Rejection Damage Claim, then such Rejection Damage Claim shall be forever barred and shall not be enforceable against the Debtors or the Wind Down Entity or their properties, or any of their interests in properties as agent, successor or assign, unless a proof of Claim is filed with the Claims and Noticing Agent and served upon counsel to the Debtors or the Wind Down Entity, as applicable, in accordance with the order of the Court approving the rejection or repudiation of such Executory Contract or Unexpired Lease.

If the rejection or repudiation of an Executory Contract or Unexpired Lease pursuant to the Plan results in a Rejection Damage Claim, then such Rejection Damage Claim shall be forever barred and shall not be enforceable against the Debtors or the Wind Down Entity or their properties, or any of their interests in properties as agent, successor or assign, unless a proof of Claim is filed with the Claims and Noticing Agent and served upon counsel to the Debtors or the Wind Down Entity, as applicable, within thirty (30) days after the later of (i) service of the Confirmation Order and (ii) service of notice of the effective date of rejection or repudiation of the Executory Contract or Unexpired Lease. The Debtors shall give notice of the bar date established by Article VIII.D of the Plan to the non-Debtor counterparties to the Executory Contracts, including any Existing Benefits Agreements, and Unexpired Leases that are not identified in the Schedule of Assumed Executory Contracts and Unexpired Leases by service of the Plan, the Confirmation Order, or otherwise. Unless otherwise provided herein, the Wind Down Entity shall object to such Rejection Damage Claims by the Claims Objection Deadline.

E.	Reservation of Rights.

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Wind Down Entity has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, in which case the deemed assumptions and rejections provided for in the Plan shall not apply to such contract or lease.

F.	Assignment.

Any Executory Contract or Unexpired Lease to be held by any of the Debtors and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases, will be deemed assigned to the Wind Down Entity pursuant to Bankruptcy Code section 365. If an objection to a proposed assumption, assumption and assignment, or Cure Claim is not resolved in favor of the Debtors before the Effective Date, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity for rejection within five (5) Business Days of the entry of the order of the Court resolving the matter against the Debtors. Such rejection shall be deemed effective as of the Effective Date.

G.	Insurance Policies.

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

H.	Postpetition Contracts and Leases.

All contracts, agreements, and leases that were entered into by one or more of the Debtors or assumed by any of the Debtors after the Petition Date shall be deemed assigned by the applicable Debtor(s) to the Wind Down Entity on the Effective Date.

ARTICLE IX.

EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until the Confirmation Date has occurred and the following conditions have been satisfied in full or waived in accordance with Article IX.B of the Plan:

1.    Each of the Plan, the Disclosure Statement and the Plan Supplement (including any amendments, modifications, supplements, exhibits or schedules related to any of the foregoing) and any other Definitive Documents shall be substantially consistent in all respects with the terms and conditions of the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

2.    The Confirmation Order shall be a Final Order that is not stayed and shall have been entered in a form that is substantially consistent in all respects with the terms and conditions of the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

3.    All actions, documents and agreements necessary to consummate the Plan (including, but not limited to, the execution and issuance of the documents evidencing the Lender Wind Down Claim and the issuance of the Wind Down Entity Interests) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable government units in accordance with applicable law.

4.    The Restructuring Support Agreement shall not have been terminated in accordance with its terms.

5.    The Forbearance Agreement shall not have been terminated in accordance with its terms.

6.    The Limited Bar Date shall have occurred in accordance with the Restructuring Support Agreement, and the aggregate amount of all Specified Claims not otherwise previously estimated by the Debtors in their Schedule of Specified Claims shall be (i) as agreed by the Debtors and the relevant claimant, with the consent of the Requisite Consenting Lenders, or (ii) allowed for estimation purposes only (but as an aggregate cap on the amount that may be distributed on account of such Specified Claims) by an order of the Bankruptcy Court; provided that such condition to Consummation may be waived by the Requisite Consenting Lenders in their sole discretion.

7.    The amount of the Specified Claims estimated by the Debtors in their Schedule of Specified Claims filed with the Bankruptcy Court plus the amount of the Unscheduled Specified Claims shall not exceed $33 million; provided that such condition to Consummation may be waived by the Requisite Consenting Lenders in their sole discretion.

B.	Waiver of Conditions Precedent to Effectiveness.

The Debtors, with the written consent of the Requisite Consenting Lenders, may waive conditions set forth in Article IX.A of the Plan, other than the Confirmation Order having been entered and the conditions set forth in Articles IX.A.6 and IX.A.7 of the Plan, at any time without leave of or order of the Court and without any formal action. The conditions set forth in Articles IX.A.6 and IX.A.7 of the Plan may be waived by the Requisite Consenting Lenders in their sole discretion.

C.	Effect of Failure of Conditions.

In the event that the Effective Date does not occur on or before August 16, 2016, upon notification submitted by the Requisite Consenting Lenders to the Debtors and the Court: (i) the Confirmation Order may be vacated, (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver, release, or discharge of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors unless extended by Court order.

D.	Vacatur of Confirmation Order.

If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver, release, or discharge of any Claims or Equity Interests; (ii) prejudice in any manner the rights of the holder of any Claim or Equity Interest; (iii) prejudice in any manner any right, remedy, or claim of the Debtors or the Non-Debtor Subsidiaries; or (iv) be deemed an admission against interest by the Debtors or the Non-Debtor Subsidiaries.

E.	Modification of the Plan.

Subject to the limitations contained in the Plan, and subject to the terms of the Restructuring Support Agreement, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy Bankruptcy Code section 1129(b), and (ii) after entry of the Confirmation Order, the Debtors or the Wind Down Entity, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with Bankruptcy Code section 1127(b). Notwithstanding the foregoing, the Confirmation Order shall authorize the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity, as the case may be, to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all exhibits to the Plan, and/or the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided, however, that such action does not materially and adversely affect the treatment of holders of Allowed Claims or Equity Interests pursuant to the Plan.

F.	Revocation, Withdrawal, or Non-Consummation.

1.    Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw the Plan at any time before the Effective Date, subject to the terms of the Restructuring Support Agreement; provided, however, that this provision shall have no impact on the rights of the Consenting First Lien Lenders, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

2.    Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of Executory Contracts, Unexpired Leases or benefit plans effected by the Plan, any release, exculpation, or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for Consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

ARTICLE X.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Wind Down Entity, and any and all holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with any of the Debtors. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

B.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof that would require or permit the application of the law of another jurisdiction) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

C.	Dissolution of the Committee

On the Effective Date, the Equity Committee shall dissolve and all members, employees, or agents thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases. The Wind Down Entity shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Equity Committee after the Effective Date.

D.	Filing or Execution of Additional Documents.

On or before the Effective Date or as soon thereafter as is practicable, the Debtors or the Wind Down Entity shall (on terms materially consistent with the Plan) file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which agreements and documents shall be substantially consistent in all respects with the terms and conditions of the Restructuring Support Agreement and otherwise in from and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

E.	Term of Injunctions or Stays.

Except as otherwise set forth in the Plan, all injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

F.	Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors and the Wind Down Entity shall comply with all withholding and reporting requirements imposed by any U.S. federal, state, local, or non-U.S. taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Wind Down Entity shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding Taxes, withholding distribution pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.

G.	Exemption From Transfer Taxes.

Pursuant to, and to the fullest extent permitted by, Bankruptcy Code section 1146(a), all transfers of property pursuant hereto, including (i) the transfer of the Post-Effective Date Assets to the Wind Down Entity, (ii) the issuance, transfer, or exchange under the Plan of Wind Down Entity Interests and the security interests in favor of the Wind Down Entity, (iii) the making or assignment of any lease or sublease, or (iv) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan, shall not be subject to any stamp, conveyance, mortgage, sales or use, real estate transfer, recording, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

H.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. The documents contained in the Plan Supplement shall be available online at www.pacer.gov and http://cases.primeclerk.com/herculesinfo. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors. The Debtors reserve the right, in accordance with the terms hereof, and subject to the terms of the Restructuring Support Agreement, to modify, amend, supplement, restate, or withdraw any part of the Plan Supplement after they are filed and shall promptly make such changes available online at www.pacer.gov and http://cases.primeclerk.com/herculesinfo.

I.	Notices.

All notices, requests, and demands hereunder to be effective shall be made in writing or by e-mail, and unless otherwise expressly provided herein, shall be deemed to have been duly given when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed. Each of such notices shall be addressed as follows:

1.    To the Debtors: Hercules Offshore Inc., 9 Greenway Plaza, Suite 2200, Houston, TX 77046, Attn: Beau M. Thompson, General Counsel, Tel.: (713) 350-8301, Fax: (713) 350-5109, with a copy to Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036-6745, Attn: Michael S. Stamer, Esq. and Philip C. Dublin, Esq., Tel: (212) 872-1000, Fax: (212) 872-1002, e-mail: mstamer@akingump.com and pdublin@akingump.com.

2.    To the Ad Hoc Group: Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attn: Brian S. Lennon, Esq. and Robert A. Britton, Esq., Tel: (212) 446-4800, Fax: (212) 446-4900, e-mail: brian.lennon@kirkland.com and robert.britton@kirkland.com.

3.    To the U.S. Trustee: (i) if by mail to: Office of The United States Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, DE 19801, Tel.: (302) 573-6491, Fax: (302) 573-6497.

J.	Conflicts.

The terms of the Plan shall govern in the event of any inconsistency between the Plan and the Disclosure Statement. In the event of any inconsistency with the Plan and the Confirmation Order, the Confirmation Order shall govern with respect to such inconsistency.

Dated: October 18, 2016

HERCULES OFFSHORE INC.
on behalf of itself and all other Debtors

By:	/s/ John Rynd
Name:	John Rynd
Title:	Chief Executive Officer and President